Exhibit 10.1

Execution Version

CONFIDENTIAL

ATHENE USA CORPORATION

7700 Mills Civic Parkway

West Des Moines, IA 50266

February 26, 2016

Project Apple

Commitment Letter

Apollo Commercial Real Estate Finance, Inc.

Arrow Merger Sub, Inc.

c/o Apollo Global Management

9 W 57th Street

New York, NY 10019

Attn: Stuart A. Rothstein

Ladies and Gentlemen:

You have advised Athene USA Corporation, an Iowa corporation (“AUSA”, “us” or “we”), that you intend to (i) acquire, directly or indirectly, all of the outstanding stock of Apollo Residential Mortgage, Inc., a Maryland corporation (the “Company”) in accordance with that certain Agreement and Plan of Merger dated as of February 26, 2016 (the “Acquisition Agreement”), by and among Arrow Merger Sub, Inc., a Maryland corporation (“AcquisitionCo”), Apollo Commercial Real Estate Finance, Inc. (“ARI”, and collectively with AcquisitionCo, the “Borrowers”) and the Company, pursuant to which (a) AcquisitionCo will merge with and into the Company, with the Company as the surviving entity and (b) promptly thereafter, the Company will merge with and into ARI, with ARI as the surviving entity (collectively, the “Acquisition”), (ii) sell the Athene-Acquired Assets (as defined in the Form Credit Agreement attached hereto as Exhibit A) pursuant to the Asset Purchase and Sale Agreement, dated as of February 26, 2016, by and among Athene Annuity & Life Assurance Company, Athene Annuity and Life Company and ARI (the “Athene Purchase Agreement”) and (iii) enter into that certain Stock Purchase Agreement, dated as of February 26, 2016, by and among AUSA and ARI (the “Stock Purchase Agreement”) (the transactions described in clauses (i), (ii) and (iii) above, collectively, the “Transactions”). For purposes of this Commitment Letter and the Fee Letter (defined below), “Closing Date” shall mean the date of the consummation of the Acquisition, the satisfaction or waiver of the relevant conditions set forth on Exhibit B and the funding of the Term Loan Facility (as defined below). Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in this letter or the Exhibits hereto (this letter together with all Exhibits, including the annexes, collectively, this “Commitment Letter”).

1. Commitments.

In connection with the Transactions, AUSA (individually or collectively with one or more of its affiliates, the “Lender”) hereby commits to provide the Borrowers a term loan in an aggregate principal amount of up to $200,000,000 less 100% of the Net Cash Proceeds (as defined in the Form Credit Agreement) received by ARI or any of its subsidiaries as a result of the disposition of any Athene-Acquired Asset on or prior to the Closing Date (the “Term Loan Facility”) (i) upon the terms set forth or referred to in this letter and the Form Credit Agreement attached as Exhibit A hereto (the “Form Credit Agreement”), as applicable and (ii) the initial funding of which is subject only to the conditions set forth on Exhibit B hereto.

2. Information.

You hereby represent that, all factual information (taken as a whole) furnished by or on behalf of any Loan Party in writing to the Lender for purposes of or in connection with the Loan Documents or otherwise filed with any Governmental Authority and publicly available for purpose of or in connection with the transactions contemplated hereby or thereby (the “Information”), does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information were being furnished and such representations were being made at such time, you will promptly supplement the Information so that such representations remain true in all material respects under those circumstances (and such supplementation shall cure any breach of any such representation). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation under this Section 2, the provision of any supplement thereto, nor the accuracy of any such representation or supplement shall constitute a condition precedent to the availability and initial funding of the Term Loan Facility on the Closing Date.

3. Fee Letter.

As consideration for the commitments and agreements of the Lender, you agree to pay or cause to be paid the fees described in the Fee Letter, dated as of the date hereof, by and among ARI, AcquisitionCo and AUSA (the “Fee Letter”) on the terms and subject to the conditions (including as to timing and amount) set forth therein.

4. Certain Funds Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary:

(a)	the only representations and warranties relating to the Borrowers, the Company and the Borrowers and the Company’s respective subsidiaries and respective businesses, the accuracy of which shall be a condition to the

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availability and initial funding of the Term Loan Facility on the Closing Date, shall be (i) such of the representations and warranties made by or with respect to the Company, its subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Lender, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below),

(b)	the terms of the Loan Documents and any closing deliverables shall be in a form reasonably satisfactory to the Lender; it being understood that, the Credit Agreement shall be substantially in the form of the Form Credit Agreement, appropriately completed for the insertion of dates, administrative details and other items shown in blank, bullets or footnotes and all schedules thereto shall be reasonably acceptable to us, and

(c)	there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Loan Documents, except those expressly set forth on Exhibit B hereto, and such conditions shall be subject in all respects to the provisions of this Section 4.

Upon the satisfaction (or waiver by the Lender) of the conditions set forth on Exhibit B hereto, the Lender will execute and deliver the Loan Documents to which it is a party and the initial funding of the Term Loan Facility shall occur.

For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documents relating to: due organization and existence of the Loan Parties; organizational power and authority (as each relates to due authorization, execution, delivery and performance of the Loan Documents) of the Loan Parties; due authorization, execution and delivery of the relevant Loan Documents by the Loan Parties, and enforceability as it relates to the entering into and performance of the relevant Loan Documents against the Loan Parties; solvency as of the Closing Date (after giving effect to the Transactions) of the Loan Parties taken as a whole (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit B hereto); no conflicts of the Loan Documents with the charter documents of the Loan Parties; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act, OFAC and the FCPA (as it relates to the use of the proceeds of the Term Loan Facility); REIT status; and the creation, validity, perfection and priority of security interests (subject in all respects to security interests and liens permitted under the Loan Documents and to the foregoing provisions of this paragraph). This Section 4, and the provisions contained herein, shall be referred to as the “Certain Funds Provision”.

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5. Indemnification; Expenses.

You agree (a) to indemnify, defend and hold harmless the Lender, its affiliates and controlling persons (and their permitted successors and assigns) and its and their directors, officers, employees, partners, agents and other representatives (each, an “indemnified person”) from and against any and all liabilities, obligations, losses, penalties, claims, demands, suits, actions, judgments investigations, proceedings and damages, and all attorneys’ fees and disbursements (which attorneys’ fees, in the case of counsel to the indemnified persons, shall be reasonable) and other fees, costs and expenses of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted against such indemnified person in any way in connection with, as a result of, related to or arising under or out of this Commitment Letter, the Fee Letter, the Term Loan Facility, and the use of the proceeds thereof or any claim, litigation, investigation or proceeding relating to any of the foregoing, including but not limited to, any investigation, litigation or proceeding commenced by any shareholder, debt holder or other Person in connection with, as a result of, related to or arising under or out of the Acquisition or the Transactions (in such indemnified person’s role as the Lender or a director, officer, employee, partner, agent or other representative of the Lender, its affiliates or controlling persons) (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each indemnified person promptly following written demand therefor for any legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding; provided, that the foregoing indemnity will not, as to any indemnified person, apply to liabilities, obligations, losses, penalties, claims, demands, suits, actions, judgments investigations, proceedings and damages or related expenses to the extent they arise from the bad faith, willful misconduct or gross negligence of such indemnified person as determined by a final, non-appealable judgment of a court of competent jurisdiction and (b) whether or not the Closing Date occurs, to reimburse the Lender for all (i) out-of-pocket costs or expenses paid or incurred by the Lender in connection with, as a result of, related to or arising under or out of the Term Loan Facility and any related documentation (including this Commitment Letter, the Fee Letter and the Loan Documents), (ii) reasonable out-of-pocket fees, expenses and disbursements of outside counsel for the Lender in connection with, related to or arising under or out of the Term Loan Facility and any related documentation (including this Commitment Letter, the Fee Letter and the Loan Documents), (iii) out-of-pocket costs and expenses of third-party claims or any other suit paid or incurred by the Lender in enforcing or defending the this Commitment Letter, the Fee Letter or any of the Loan Documents or in connection with the transactions contemplated by this Commitment Letter or the Loan Documents or the Lender’s relationship with the Borrowers or any of their subsidiaries (including any investigation, litigation or proceeding commenced by any shareholder, debt holder or other Person in connection with, as a result of, related to or arising under or out of the Acquisition or the Transactions (in its role as the Lender)) and (iv) the Lender’s third-party out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with this Commitment Letter or the Loan Documents.

No indemnified person shall be liable for any damages arising from the use by any person (other than such indemnified person) of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the bad faith, gross negligence or willful misconduct of such indemnified

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person, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction. None of the indemnified persons, their affiliates or their directors, officers, employees, agents, or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter or the Term Loan Facility (including the use or intended use of the proceeds of the Term Loan Facility) or the transactions contemplated hereby or thereby.

You shall not be liable for any settlement of any Proceeding effected by any indemnified person without your consent (which consent shall not be unreasonably withheld or delayed), but if any Proceeding is settled with your written consent, you agree to indemnify and hold harmless such indemnified person in the manner set forth above. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability.

6. Sharing of Information, Absence of Fiduciary Relationship.

You acknowledge and agree that the Lender has no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons. The Lender may have economic interests that conflict with your economic interests and those of the Company. You acknowledge and agree that (a)(i) the arranging and other services described herein regarding the Term Loan Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Lender, on the other hand, that do not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Lender, (ii) the Lender has not provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) in connection with the transactions contemplated hereby, (i) the Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates and (ii) the Lender does not have any obligation to you or your affiliates except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates.

7. Confidentiality.

This Commitment Letter is entered into by the parties hereto on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you to any other person except (a) to your subsidiaries, to the Company and its subsidiaries, and to your and their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors and the Company and its subsidiaries, in each case on a confidential basis (provided, that any disclosure of

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the Fee Letter or its contents, until the Closing Date, to the Company or its subsidiaries or their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents or other advisors shall be, until the Closing Date, (i) redacted in respect of the amounts, percentages and basis points of compensation set forth therein or (ii) used for customary accounting purposes, including accounting for deferred financing costs), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental regulatory or self-regulatory authority (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly in advance thereof), (c) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, and (d) this Commitment Letter, including the existence and contents of this Commitment Letter (but not the Fee Letter or the contents thereof, other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses in marketing materials and other related disclosures), may be disclosed in any proxy statement, periodic report or similar public filing related to the Acquisition or in connection with any public filing requirement. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the earlier of the Closing Date and two year following the date of this Commitment Letter.

The Lender shall use all material, non-public information received by it in connection with the Acquisition and the related transactions solely for the purpose of providing the services that are the subject of this Commitment Letter and the Loan Documents, and entering into the Athene Purchase Agreement and the Stock Purchase Agreement and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Loan Documents and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent the Lender from disclosing any such information that it is permitted to disclose pursuant to Section 16.7 of the Form Credit Agreement attached hereto as Exhibit A. The provisions of this paragraph (other than with respect to the Fee Letter and its contents) shall automatically terminate on the date that is two years after the date hereof, unless earlier superseded by the relevant Loan Documents.

8. Miscellaneous.

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth herein, the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Lender. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to

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the Term Loan Facility and set forth the entire understanding of the parties with respect hereto and thereto, and supersede all prior agreements and understandings related to the subject matter hereof.

This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, whether in tort, contract (at law or in equity) or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter and the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Acquisition Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ACQUISITION, THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES CONTEMPLATED HEREBY.

Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter, (b) agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York state or federal court and (c) agrees that a final, non-appealable judgment in any such suit, action or proceeding may be enforced in other jurisdictions in any manner provided by law; provided, that with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which do not involve claims against us or any other Lender, this sentence shall not override any jurisdiction provision set forth in the Acquisition Agreement. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each party hereto agrees to service of process for purposes of the submission to jurisdiction set forth above by the mailing of such process by registered or certified mail, postage prepaid, to its address specified on the first page of this Commitment Letter.

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The Lender hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify each Loan Party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Lender.

The Fee Letter and the indemnification and expenses, confidentiality, jurisdiction, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process and venue provisions contained herein shall remain in full force and effect regardless of whether the Loan Documents are executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be of no further force and effect (and be superseded by the Loan Documents) on the Closing Date and you shall automatically be released from all liability hereunder in connection therewith at such time. Subject to the preceding sentence, you may terminate this Commitment Letter upon written notice to the Lender at any time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter and making payment of the fees due under the Fee Letter not later than 5:00 p.m., New York City time, on February 26, 2016. Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts and payment of the fees in the manner contemplated by the Fee Letter in accordance with the preceding sentence. In the event that the Closing Date does not occur on or before 11:59 p.m., New York City time, on the earliest of (a) the Initial Outside Date (as defined in the Acquisition Agreement) or if extended in accordance with the terms of the Acquisition Agreement as in effect on the date hereof, the Second Outside Date (as defined in the Acquisition Agreement), (b) the date of the termination of the Acquisition Agreement by you or with your written consent, in each case prior to the closing of the Acquisition, (c) the date of the closing of the Acquisition without the use of the Term Loan Facility, and (d) the date of the termination of the Athene Purchase Agreement by you or with your written consent, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we, in our discretion, agree to an extension; provided that the termination of any commitment pursuant to this sentence shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

ATHENE USA CORPORATION By: ATHENE ASSET MANAGEMENT, L.P., its investment advisor By: AAM GP Ltd., its General Partner

By:	/s/ James R. Belardi
Name:	James R. Belardi
Title:	Chief Executive Officer

Signature Page to Commitment Letter

Accepted and agreed to as of

the date first above written:

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President and Chief Executive Officer

ARROW MERGER SUB, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President

Signature Page to Commitment Letter

EXHIBIT A

Form of Credit Agreement

[Attached]

Exhibit A

Form of Credit Agreement

LOAN AGREEMENT

by and among

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

and

ARROW MERGER SUB, INC.,

as the Borrowers,

and

ATHENE USA CORPORATION,

as the Lender

Dated as of [●][●], 2016

i

(continued)

(continued)

(continued)

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Schedule 1.1	Excluded Subsidiaries
Schedule 4.3(a)	States of Organization
Schedule 4.3(b)	Chief Executive Offices
Schedule 4.3(c)	Organizational Identification Numbers and Federal Employer Identification Numbers
Schedule 4.4	Capitalization of Borrower’s Subsidiaries
Schedule 4.6	Litigation
Schedule 4.21	Taxes
Schedule 6.1	Permitted Indebtedness
Schedule 6.2	Permitted Liens
Schedule 6.8	Existing Restrictions
Schedule 6.11	Permitted Investments
Schedule 6.12	Transactions with Affiliates

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), is entered into as of [●][●], 2016, by and among ATHENE USA CORPORATION, an Iowa corporation (“AUSA”), ARROW MERGER SUB, INC., a Maryland corporation (“AcquisitionCo”), and APOLLO COMMERCIAL REAL ESTATE FINANCE, INC., a Maryland corporation (“ARI”, and together with AcquisitionCo, the “Borrowers” and each, a “Borrower”).

WHEREAS, ARI intends to acquire, directly or indirectly, all of the outstanding Stock of Apollo Residential Mortgage, Inc., a Maryland corporation (“AMTG”), in accordance with that certain Agreement and Plan of Merger dated as of February 26, 2016 (the “Acquisition Agreement”), by and among AcquisitionCo, ARI and AMTG, pursuant to which (i) AcquisitionCo will merge with and into AMTG, with AMTG as the surviving company, and (ii) promptly thereafter, AMTG will merge with and into ARI, with ARI as the surviving company (collectively, the “Acquisition”);

WHEREAS, the Borrowers have requested that, simultaneously with the consummation of the Acquisition, AUSA extend credit to the Borrowers in the form of a term loan in an aggregate principal amount of up to the Commitment (as defined below) to be used on the Closing Date (as defined below) to fund a portion of the purchase price in connection with the Acquisition and Transaction Expenses (as defined below).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Acquisition” has the meaning set forth in the recitals hereto.

“Acquisition Agreement” has the meaning set forth in the recitals hereto.

“Acquisition Agreement Representations” means the representations made by or with respect to AMTG, its Subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that ARI has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement

“AcquisitionCo” has the meaning set forth in the preamble hereto.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise. Neither ARI nor any of its Subsidiaries shall be deemed to be an Affiliate of any Lender for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble hereto.

“AMTG” has the meaning set forth in the recitals hereto.

“Anticorruption Laws” has the meaning set forth in Section 4.16 hereto.

“Applicable Interest Rate” means, for any day with respect to the Term Loan, a rate per annum equal to the Eurodollar Base Rate plus 7.00%.

“Applicable Laws” means all applicable laws, rules, regulations and orders of any Governmental Authority, including without limitation, usury and Credit Protection Laws.

“ARI” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 13.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Athene-Acquired Assets” means the assets described on Schedule I hereto.1

“Athene Purchase Agreement” means the Asset Purchase and Sale Agreement, dated as of February 26, 2016, by and among Athene Annuity & Life Assurance Company, Athene Annuity and Life Company and ARI.

“AUSA” has the meaning set forth in the preamble hereto.

“Authorized Person” means, with respect to any Person, the chief executive officer, president, chief financial officer or chief investment officer of such Person or the trustee of such Person, as applicable.

“Bankruptcy Code” means title 11 of the United States Code.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which a Borrower or any Subsidiary or ERISA Affiliate of a Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years, but does not include any defined contribution plan qualified as a “401(k) Plan” under the IRC.

“Board of Directors” means the board of directors (or comparable managers or managing members or management committee) of a Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers or managing members or management committee).

[1]	To contain a list of the final “Assets” (as defined in the Athene Purchase Agreement) to be acquired by Athene pursuant to the Athene Purchase Agreement as of the Closing Date.

“Borrowers” has the meaning set forth in the preamble hereto.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York or that is otherwise a day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Buyer Representative” has the meaning assigned to such term in the Athene Purchase Agreement.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof and backed by the full faith and credit of the United States, in each case, having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s or Moody’s; (c) certificates of deposit of any United States depository institution or trust company incorporated under the laws of the United States or any state thereof and subject to supervision and examination by a federal and/or state banking authority of the United States, in each case, having capital and surplus in excess of $500,000,000, maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Closing Date” means [●] [●], 2016.2

“Collateral” means (a) all Stock of the direct and indirect Subsidiaries of the Borrowers and each Guarantor, other than Excluded Stock and (b) all other assets on which Liens are purported to be created pursuant to the Loan Documents.

“Collateral Agreement” means the (a) Guaranty and Pledge Agreement executed and delivered by the Borrowers and the Guarantors party thereto in favor of the Lenders and (b) and each other agreement or instrument pursuant to or in connection with which any Loan Party or any other Person grants a Lien in any Collateral to secure the Obligations.

“Commitment” means $200,000,000 less 100% of the Net Cash Proceeds received by ARI or any of its Subsidiaries as a result of the Disposition (whether to AUSA, its Affiliates or any other Person) of any Athene-Acquired Asset on or prior to the Closing Date.

[2]	To be the date of the consummation of the Acquisition, the satisfaction of the conditions set forth in Section 3.1 and the funding of the Term Loan.

“Credit Protection Laws” means all federal, state, provincial, foreign and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, Fair Housing Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 2.3(b).

“Disposition” has the meaning set forth in Section 6.3. The terms “Dispose” and “Disposed” shall have the correlative meanings.

“Disregarded Domestic Subsidiary” means any Domestic Subsidiary (a) substantially all of the assets of which consist directly (or indirectly through Subsidiaries that do not conduct material business activities or have material debt or obligations) of Stock of one or more Foreign Subsidiaries or (b) that is treated as a disregarded entity for U.S. federal income tax purposes and holds the equity of one or more Foreign Subsidiaries.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving liability under or violations of Environmental Laws or releases of Hazardous Materials at, on, from or onto (a) any assets, properties, Investments or businesses of the Borrowers, their Subsidiaries, or any of their predecessors in interest, (b) adjoining properties or businesses, or (c) any facilities which received Hazardous Materials generated by the Borrowers, their Subsidiaries, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on either Borrower or any of its Subsidiaries, relating to the environment, protection of health, safety or natural resources, or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 USC § 9601 et seq.; the Resource Conservation and Recovery Act, 42 USC § 6901 et seq.; the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act

of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state, provincial, foreign and local counterparts or equivalents.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, fees, costs and expenses (including all fees, disbursements and expenses of counsel, experts, and consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest required under Environmental Law or incurred as a result of any Environmental Action, or Remedial Action required, by any Governmental Authority or other Person.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of the Borrowers or their Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of the Borrowers or their Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which either Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with either Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of such Borrower or its Subsidiaries under IRC Section 414(o).

“Eurodollar Base Rate” means (a) the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by AUSA to be the rate last quoted by The Wall Street Journal as the “London Interbank Offered Rate” (the “LIBO Rate”) for deposits in Dollars with a term equivalent to one month on the Closing Date and as re-determined every 30 days thereafter (it being understood, that if the 30th day following the previously determined LIBO Rate is not a Business Day, then the rate quoted on the immediately preceding Business Day shall be used for the following 30 days) or, if The Wall Street Journal ceases to quote such rate or if such rate is not otherwise available, then (b) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by AUSA to be the rate last quoted by The Wall Street Journal as the yield for the 6-month United States Treasury Bills on the date which the LIBO Rate ceases to be quoted and as re-determined every 6 months following such date (it being understood, that if the date that is 6 months following the date on which the LIBO Rate ceased to be quoted or so determined by reference to 6-month United States Treasury Bills is not a Business Day, then the rate quoted on the immediately preceding Business Day shall be used for the following 6 months); provided, that in no event shall the Eurodollar Base Rate be less than zero. To the extent that The Wall Street Journal ceases to be published, the rates referenced in clauses (a) and (b) shall be determined by reference to a similar publication as selected by AUSA.

“Event of Default” has the meaning set forth in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Stock” means (a) the Stock of any Foreign Subsidiary or Disregarded Domestic Subsidiary of a Loan Party (or any Subsidiary thereof), other than 65% of the issued and outstanding voting Stock and 100% of the issued and outstanding non-voting Stock of each first-tier Foreign Subsidiary or Disregarded Domestic Subsidiary of such Loan Party, as applicable, (b) the Stock of any special purpose entity used for securitization facilities to the extent prohibited by any such securitization facility and (c) any Stock that is prohibited by law, regulation or contractual obligations from being pledged or that would require a governmental (including regulatory) consent, approval, license or authorization to make such pledge.

“Excluded Subsidiary” means (a) any Domestic Subsidiary that is not a wholly-owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Domestic Subsidiary that is prohibited by law, regulation or contractual obligations from providing a guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization to provide such guaranty, (d) any special purpose entities used for securitization facilities, (e) any Disregarded Domestic Subsidiary, (f) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary, (g) any Subsidiary for which the provision of a guaranty would result in material adverse tax consequences (as reasonably agreed in good faith by ARI and AUSA), (h) any Foreign Subsidiary, (i) any Captive Insurance Subsidiary and (j) any other Domestic Subsidiary with respect to which, in the reasonable judgment of AUSA and ARI, the burden or cost of providing a guaranty or a Lien to secure such guaranty shall outweigh the benefits to be afforded thereby. The Excluded Subsidiaries as of the Closing Date are set forth on Schedule 1.1.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the IRC.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977 and the regulations promulgated thereunder.

“Fee Letter” means the letter, dated February 26, 2016, between ARI, AcquisitionCo and AUSA with respect to certain fees to be paid from time to time to the Lenders.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or organization or formation, by-laws, or partnership agreement, limited liability company agreement or operating agreement, trust certificate, trust agreement or other constituent documents of such Person.

“Governmental Authority” means any federal, state, provincial, foreign, local, or other political subdivision or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantor” means each Subsidiary of the Borrowers, other than Excluded Subsidiaries.

“Hazardous Materials” means (a) substances that are regulated, defined or listed in, or otherwise classified pursuant to, any Environmental Laws as pollutants, contaminants, “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity or toxicity, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing polychlorinated biphenyls.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by any Borrower or any of its Subsidiaries that provide for one or more interest rate, credit, commodity or equity swaps, caps, floors, collars, forward foreign exchange transactions, currency swaps, cross currency rate swaps, currency options, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Borrower’s or Subsidiary’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Subsidiary of the Borrowers having consolidated total assets in an amount of less than 5.0% of consolidated total assets of ARI; provided that Immaterial Subsidiaries (taken as a whole) shall not comprise more than 20% of consolidated total assets of ARI.

“Indebtedness” of a Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements, (g) all obligations with respect to a Permitted Asset Securitization not wholly owned by a Borrower or its Subsidiaries, directly or indirectly, whether or not recorded on the balance sheet of such Person, (h) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or purchase price of property or services), (i) obligations under Synthetic Leases, (j) all obligations of such Person, contingent or otherwise, to purchase redeem, retire or otherwise acquire for value any Stock of such Person on or prior to the date which is 91 days after the Maturity Date (other than as a result of a change of control, initial public offering, asset sale or similar event, so long as such redemption, retirement or acquisition is contingent upon the repayment in full of the non-contingent Obligations), valued in the case of a redeemable preferred equity interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (k) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (j) above.

“Indemnified Liabilities” has the meaning set forth in Section 10.2.

“Indemnified Person” has the meaning set forth in Section 10.2.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other federal, state, provincial, foreign or other political subdivision, bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, marshalling of assets, extensions generally with creditors, or proceedings seeking reorganization, arrangement, liquidation, receivership, dissolution, or other similar relief.

“Intellectual Property” has the meaning set forth in Section 4.11.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets or line of business or division of such other Person all investments consisting of any exchange traded or over the counter derivative transaction, including any Hedge Agreement, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986.

“IRS” means the Internal Revenue Service.

“Lender” means AUSA and any other Person made a party to this Agreement in accordance with the provisions of Section 13.1.

“Lender Expenses” means all (a) out-of-pocket costs or expenses paid or incurred by a Lender in connection with, as a result of, related to or arising under or out of the Loan Documents and any transactions related thereto, (b) reasonable out-of-pocket fees, expenses and disbursements of outside counsel for each Lender in connection with, related to or arising under or out of the Loan Documents and any transactions related thereto, (c) costs and expenses of third-party claims or any other suit paid or incurred by a Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or a Lender’s relationship with the Borrowers or any of its Subsidiaries (including any investigation, litigation or proceeding commenced by any shareholder, debt holder or other Person in connection with, as a result of, related to or arising under or out of the Acquisition or the Transactions), (d) each Lender’s third-party out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the Loan Documents, and (e) each Lender’s out-of-pocket costs and expenses (including reasonable attorneys’, accountants’, consultants’, and other advisors’ fees and expenses) incurred in terminating, enforcing (including reasonable attorneys’, accountants’, consultants’, and other advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought.

“Lender-Related Person” means with respect to any Lender, such Lender, its Affiliates, and its and its Affiliates officers, directors, employees, members, attorneys, and agents.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a Lien Instrument, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

“Lien Instrument” means a mortgage, deed of trust, deed to secure debt or other lien instrument covering real property.

“Loan Documents” means this Agreement, Collateral Agreement, the Fee Letter, any note or notes executed by any Borrower in connection with this Agreement and payable to a Lender, and any other agreement entered into, now or in the future, by any Loan Party and a Lender in connection with this Agreement.

“Loan Party” means the Borrowers and the Guarantors.

“Margin Stock” has the meaning set forth in Section 4.20.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents to which they are parties or of a Lender’s ability to enforce the Obligations or (c) a material impairment of the rights under, benefits of or remedies available to the Lenders under any Loan Document.

“Maturity Date” means the earliest to occur of (a) the date that is 364 days after the Closing Date, (b) the date on which all of the Athene-Acquired Assets have been sold by the Borrowers or their relevant Subsidiaries to Athene Annuity & Life Assurance Company, Athene

Annuity and Life Company or their Affiliates, any designee of the Buyer Representative or any other Person (irrespective of whether or not the Athene Purchase Agreement has been terminated) and (c) ARI’s breach of the last sentence of Section 5.1(c) of the Athene Purchase Agreement and such breach is not outside of ARI’s control (it being understood and agreed that the termination of any financing of the type permitted under clauses (a), (b), (f), (g) and (i) of the definition of Permitted Indebtedness is within ARI’s control).

“Net Cash Proceeds” means the gross cash proceeds received on account of a Disposition of any Athene-Acquired Assets by ARI or any of its Subsidiaries, net of the payment obligations under any financing with respect to such assets including any obligation to pay the repurchase price under any repurchase agreement and any like obligations arising under other similar types of financing arrangements (including any repurchase agreement, global master repurchase agreement, master securities forward transaction agreement or other similar agreement used to finance the investment in such assets) but exclusive of any prepayment, termination or similar fees paid to obtain the release of such assets from such financing arrangement, in excess of $2,500,000, in the aggregate for all such financing.

“Note Receivable” means a promissory note evidencing a loan made or acquired by any Subsidiary of a Borrower.

“Obligations” means all loans, the Term Loan, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), premiums, liabilities (including all amounts charged to any Borrower pursuant hereto), obligations (including indemnification obligations), fees, charges, costs, Lender Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), payments, guaranties, covenants, and duties of any kind and description owing by any Borrower to a Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that, in each case, any Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, supplements, restatements or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning set forth in Section 13.1(e).

“Participant” has the meaning set forth in Section 13.1(e).

“PATRIOT Act” has the meaning set forth in Section 3.1(i).

“Payment Date” has the meaning set forth in Section 2.3(c).

“Permitted Asset Securitization” means any securitization of or similar structured finance process aggregating pools of Notes Receivable established, managed, serviced or seeded by any

Borrower or any of its Subsidiaries, or other co-origination, co-investment, co-financing or similar programmatic funding arrangement, in each case in the ordinary course of business upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary, as applicable, than would be obtained in an arm’s-length transaction with a non-Affiliate.

“Permitted Indebtedness” means the following:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents,

(b) Indebtedness set forth on Schedule 6.1,

(c) Permitted Purchase Money Indebtedness,

(d) Indebtedness of any Subsidiary of the Borrowers under any senior financing whether in the form of a revolving loan, a term loan, a structured sale of pooled loans or otherwise, entered into from time to time after the Closing Date by a Subsidiary of a Borrower, in each case incurred to finance the acquisition of any Note Receivable; provided that (a) if secured, such facility is secured exclusively by assets held only by or on behalf of such Subsidiary and, as applicable, the Stock of such Subsidiary, and (b) if guaranteed, such facility is supported solely by a guaranty by ARI which is unsecured, in each case, as such agreement may be amended or modified from time to time in accordance with the terms hereof,

(e) endorsement of instruments or other payment items for deposit,

(f) obligations of the Borrowers or any Subsidiary in respect of participations, securitizations (including Permitted Asset Securitizations) and syndications of Notes Receivable, and contribution or sale of such assets, including, but not limited to, obligations to make whole or indemnify the purchaser thereof, in each case whether characterized as a guarantee, an obligation to repurchase the securitized or syndicated asset or otherwise,

(g) obligations under any Hedge Agreement that is obtained by any Subsidiary of a Borrower (but may be guaranteed by ARI on an unsecured basis) to provide protection against fluctuations in interest or currency exchange rates, and not for speculative purposes, in respect of Permitted Investments and Notes Receivable of a Borrower or any of its Subsidiaries,

(h) the 5.50% Convertible Senior Notes of ARI due 2019,

(i) Indebtedness of the Borrowers or any Subsidiary under any transaction or financing arrangement, including any repurchase agreement, global master repurchase agreement, master securities forward transaction agreement, warehouse line or other similar agreement, used to finance the acquisition of or otherwise in connection with Investments described in clauses (d) or (j) of the definition of Permitted Investments,

(j) unsecured intercompany Indebtedness among a Borrower and any of its Subsidiaries,

(k) other unsecured Indebtedness of ARI so long as the net issuance proceeds of such Indebtedness are used to prepay the Term Loans,

(l) to the extent constituting Indebtedness, liabilities in respect of taxes, assessments or governmental charges that are not yet delinquent or not material or that are the subject of Permitted Protests,

(m) unsecured guarantees of ARI of Indebtedness permitted under clauses (f), (g) and (i) above, and

(n) Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (b), (c), (d), (f), (h), (i) and (k) above so long as (i) the principal amount of such Indebtedness is not increased (except in respect of (A) costs and expenses in connection therewith and (B) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses incurred in connection with such refinancing, refunding or replacing) from the Indebtedness being refinanced, refunded or replaced, (ii) such refinancing, refunding or replacing is not secured by a Lien on any assets other than the assets (together with additions, attachments and accessions to such assets, and replacements and proceeds thereof, in each case, in the ordinary course of business) securing the Indebtedness being refinanced, refunded or replaced, (iii) the obligors are the same as the obligors of the Indebtedness being refinanced, refunded or replaced, (iv) such refinancing, refunding or replacing Indebtedness has at the time incurred a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being refinanced, refunded or replaced and (v) such Indebtedness has covenants and default and remedy provisions that are not, taken as a whole, materially more favorable to the lenders or counterparties providing such Indebtedness than those set forth in the Indebtedness being refinanced, refunded or replaced.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments for collection,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) amounts evidenced by a Note Receivable made, acquired or created in the ordinary course of business,

(e) Investments received in settlement of amounts due to a Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to a Borrower or any of its Subsidiaries as a result of Insolvency Proceedings of an account debtor or other maker or guarantor of a Note Receivable or upon the foreclosure or enforcement of any Lien in favor of a Borrower or its Subsidiaries,

(f) Stock representing minority interests purchased or received pursuant to equity co-invest arrangements granted as part of a Notes Receivable financing, by any Subsidiary of a Borrower in connection with the origination or purchase of any Note Receivable in the ordinary course of such Person’s business,

(g) Investments in Hedge Agreements which qualify as Permitted Indebtedness,

(h) deposits made in the ordinary course of business to secure the performance of leases, licenses, service agreements, surety or appeal bonds,

(i) in connection with any Permitted Asset Securitization, Investments in conduit, securitization and other asset financing vehicles whose holdings, on the date such Investment is made, consist primarily of assets contributed or sold by a Borrower or any Subsidiary,

(j) Investments in mortgage backed or linked securities, mortgages, subordinate financings and real estate related securities and loans,

(k) Investments set forth on Schedule 6.11 and any modification, replacement, renewal or extension thereof that does not increase the amount of such Investment,

(l) Investments in KBC Bank Deutschland AG and Bremer Kreditbank AG, whether held directly or indirectly, and future Investments in connection therewith, and

(m) other Investments in an amount not exceeding $25,000,000 in the aggregate at any time outstanding.

“Permitted Liens” means:

(a) Liens held by any Lender pursuant to the Loan Documents,

(b) Liens for unpaid taxes that either (i) are not yet delinquent, (ii) are not material or (iii) are the subject of Permitted Protests,

(c) Liens set forth on Schedule 6.2,

(d) the interests of lessors under operating leases,

(e) Liens that secure Permitted Purchase Money Indebtedness, including the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof,

(f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(g) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance,

(h) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases (other than Capital Leases) in the ordinary course of business and not in connection with the borrowing of money,

(i) Liens on amounts deposited as security for surety or appeal bonds, license, or other contract in the ordinary course of business,

(j) Liens resulting from any judgment or award that is not an Event of Default hereunder,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) Liens securing the Indebtedness permitted pursuant to clauses (d), (f), (g) and (i) of the definition of Permitted Indebtedness, and

(m) Liens against Notes Receivable which are the subject of participation, syndication or securitization agreements.

“Permitted Protest” means the right of any Borrower, or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on its books and records in such amount as is required under GAAP, and (b) any such protest is instituted promptly and diligently prosecuted by such Borrower or such Borrower’s relevant Subsidiary, as applicable, in good faith.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness in an aggregate amount outstanding at any one time not in excess of $25,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and any Governmental Authority.

“Pledged Equity Interests” [has the meaning set forth in the Collateral Agreement.]3

“Pro Rata Share” means with respect to all matters relating to any Lender with respect to the Term Loan, the percentage obtained by dividing (a) the outstanding principal balance of the Term Loan held by such Lender by (b) the aggregate outstanding principal balances of the Term Loan held by all Lenders.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within two hundred and seventy (270) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

[3]	To pick up all Stock pledged to Lenders.

“Real Property” means any estates or interests in real property (other than Liens) now owned or hereafter acquired by any Borrower or any of its Subsidiaries and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Register” has the meaning set forth in Section 13.1(d).

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the IRC.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials).

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares shall exceed 50%.

“Restricted Payments” means, with respect to any Person, (a) any dividend or other distribution, in cash or other property, direct or indirect, on account of any class of Stock of such Person, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Stock of such Person, now or hereafter outstanding, or (c) any payment made to retire, or obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock of such Person, now or hereafter outstanding.

“Sanctioned Country” shall mean any other country or territory with which dealings are broadly restricted or prohibited by any Sanctions Laws (as of the Closing Date, the territory of Crimea, Cuba, Iran, North Korea, Sudan, and Syria).

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sanctions Authority” means the respective governmental institutions and agencies of the United States (including the U.S. Treasury Department, the U.S. Commerce Department and the U.S. State Department), the United Kingdom, the European Union, the United Nations Security Council, or any other governmental authority with jurisdiction over Borrower or any Subsidiary of Borrower.

“Sanctions Laws” means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adopted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Act” shall mean the Securities Act of 1933.

“Solvent” means, with respect to any Person on a particular date, that (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent, subordinated, unmatured and unliquidated liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, does not intend to incur, and does not believe that it will incur debts or liabilities (subordinated, contingent or otherwise) beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise), (d) such Person will not have unreasonably small capital with which to conduct its business operations as contemplated to be conducted and (e) such Person is not “insolvent” as such term is defined under any applicable laws relating to fraudulent transfers and conveyances, or any bankruptcy, insolvency, or similar laws in any jurisdiction where the Person is organized.

“Specified Representations” means the representations and warranties set forth in Sections 4.4(a)(i), 4.4(b)(ii), 4.5(a), 4.5(b)(i)(B), 4.5(d), 4.8, 4.16(a)(i), 4.16(b) and 4.17 (in each case, solely in respect of use of proceeds of the Term Loans), 4.16(a)(ii), 4.18, 4.20, 4.22 and 4.23.

“Stock” means all shares, partnership interests, options, warrants, membership interests, units of membership interests, beneficial interests in a trust, other interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of February 26, 2016, by and between AUSA and ARI.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, trust or other entity in which that Person directly or indirectly owns or controls the shares of Stock (a) having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers or trustees) of such corporation, partnership, limited liability company, trust or other entity, or (b) in the case of a limited partnership, of the general partner of such partnership.

“Synthetic Lease” means as to any Person (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for United States federal income tax purposes, other than any such lease under which such Person is the lessor, or (b)(i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a sale and leaseback transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy, insolvency or similar laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning set forth in Section 15.2(a).

“Term Loan” has the meaning set forth in Section 2.1.

“Transaction Expenses” means any fees or expenses incurred by the Borrowers in connection with the Acquisition and the other Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the borrowing of Term Loans hereunder, (b) the transactions contemplated by the Acquisition Agreement, the Athene Purchase Agreement and the Stock Purchase Agreement and (c) the payment of Transaction Expenses.

“United States” means the United States of America.

“Voidable Transfer” has the meaning set forth in Section 16.6.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” or Borrowers is used in respect of a financial definition, it shall be understood to mean ARI and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise. For the avoidance of doubt, consolidation shall include any so called “Off-Balance Sheet Subsidiary” created in connection with a Permitted Asset Securitization or otherwise.

1.3 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document (including any Loan Document) shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference in this Agreement or any other Loan Document to any law or regulation and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations, at such time, that are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.4 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1 Term Loan.

(a) Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties set forth herein, each Lender hereby agrees to make a term loan to the Borrowers on the Closing Date in the aggregate principal amount of up to the Commitment (the “Term Loan”). No part of the Term Loan may, on the repayment thereof, be redrawn or reborrowed by the Borrowers.

(b) The Term Loan shall be funded on the Closing Date upon request of the Borrowers pursuant to a loan notice delivered to AUSA no later than 12:00 p.m. (New York time) three (3) Business Days prior to the requested date of the borrowing. Upon satisfaction of the applicable conditions set forth in Section 3.1, each Lender shall make available to the Borrowers in immediately available funds in accordance with instructions provided to (and reasonably acceptable to) such Lender by the Borrowers such Lender’s Pro Rata Share of the Term Loan. Each loan notice shall be irrevocable, and shall specify the requested amount and date of the borrowing (which, for the avoidance of doubt, shall be a Business Day) and each Lender’s Pro Rata Share thereof.

(c) The Lenders shall only be obligated to make the Term Loan available to the Borrowers on the Closing Date and the unused Commitment not funded on the Closing Date shall automatically terminate on the Closing Date.

2.2 Prepayments. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made in immediately available funds, no later than 12:00 p.m. (New York City time) on the date specified herein. Any payment received by a Lender later than 12:00 p.m.

(New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(a) Optional Prepayments. The Borrowers may prepay the Term Loan in cash, in whole or in part at any time or from time to time (subject to Section 2.2(c) below) without premium or penalty; provided, that (i) the Borrowers shall provide each Lender with written notice of such prepayment not later than 10:00 a.m. (New York City time) three (3) Business Days prior to any date of prepayment of the Term Loan; and (ii) any such prepayment of the Term Loan shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the amount of each Lender’s Pro Rata Share of such prepayment. Any such notice shall be irrevocable and the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments.

(i) Incurrence of Indebtedness. Upon the incurrence by ARI or any of its Subsidiaries of any Indebtedness (other than, except with respect to clause (k) of the definition thereof, Permitted Indebtedness), the Borrowers shall immediately prepay the Term Loan in cash, in whole (or, if less in an amount equal to the aggregate principal amount of such Indebtedness), together with any and all accrued but unpaid interest thereon and all costs, expenses and indemnities then due and owing.

(ii) Athene-Acquired Assets. Upon the Disposition of any Athene-Acquired Asset, the Borrowers shall immediately prepay the Term Loan in an amount equal to 100% of the Net Cash Proceeds received by ARI or any of its Subsidiaries in connection with such Disposition. Without limiting the generality of Section 15.3(a), the Lender and the Borrowers agree that any Lender may, at its option, set off and apply against the Obligations, any and all amounts owing by such Lender or any of its Affiliates to any Borrower or any of its Affiliates as consideration for the purchase of any of the Athene-Acquired Assets in an amount up to the Net Cash Proceeds of such Athene-Acquired Asset.

(c) Application of Payments. All prepayments pursuant to Section 2.2(a) and Section 2.2(b) shall be accompanied by any and all accrued but unpaid interest and fees thereon and all costs, expenses and indemnities then due and owing and shall be shared by the Lenders in accordance with their Pro Rata Share. If the Term Loan is being prepaid in whole, the Borrowers shall also pay all other non-contingent Obligations prior to or contemporaneously with such prepayment. Once repaid, no portion of the Term Loan may be reborrowed.

(d) Repayment of Term Loan. The Borrowers unconditionally promise to pay in full on the Maturity Date (or sooner upon acceleration of the Obligations or otherwise as provided for herein) the aggregate principal amount of Term Loan outstanding on such date, plus (i) any and all accrued but unpaid interest and fees thereon, (ii) all costs, expenses and indemnities then due and owing, and (iii) other Obligations then due and owing under this Agreement or any other Loan Document.

2.3 Interest Rates: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in clause (b) below, the Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Interest Rate.

(b) Default Rate. If any amount hereunder is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at an interest rate per annum equal to the Applicable Interest Rate plus 2% per annum, from the date of such non-payment until such amount is paid in full (the “Default Rate”). Default Rate interest shall be payable in cash on the applicable Payment Date (unless sooner requested by a Lender by notice to Borrower, in which case Default Rate interest shall be payable upon demand).

(c) Payment. Interest shall be due and payable, in arrears, in cash, commencing on the first day of the first calendar quarter occurring after the Closing Date and the Maturity Date (each such date, a “Payment Date”) at any time that Obligations are outstanding.

(d) Computation. All interest chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Each of the Borrowers and the Lenders, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Law, then, ipso facto, as of the date of this Agreement, the Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.4 Representations and Warranties of Lender. Each Lender hereby represents and warrants to the Borrowers that on and as of the Closing Date (or the date it becomes a Lender hereunder) (i) it is a “qualified purchaser” (within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder) and a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act).

2.5 Concerning Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability with respect to the Obligations in consideration of the financial accommodation to be provided by the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them, regardless of which Borrower actually receives the benefit of the Term Loan or the amount of such Term Loan or the manner in which the Lenders account for such Term Loan on their books and records. Each Borrower’s obligations with respect to the Term Loan made to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

(b) Each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability or subordination of such Obligations of the other Borrower, (ii) the absence of any attempt to collect such Obligations from the other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Lenders with respect to such Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to the Lenders, (iv) the failure by the Lenders to take any steps to perfect and maintain their security interest in, or to preserve its rights to, any security or collateral for such Obligations of the other Borrower or (v) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of the other Borrower (other than the occurrence of the Maturity Date). With respect to each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder such Borrower waives, until the Maturity Date, any right to enforce any right of subrogation or any remedy which any Lenders now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of such Obligations, and any benefit of, and any right to participate in, any security or collateral given to any Lender to secure payment of such Obligations or any other liability of the Borrowers to the Lenders.

(c) Upon the occurrence and during the continuation of any Event of Default, the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrower or any other Person, or against any security or collateral for such Obligations. Each Borrower consents and agrees that the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of such Obligations.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of each of the following conditions precedent:

(a) AUSA shall have received counterparts of this Agreement duly executed by each Borrower;

(b) AUSA shall have received the Collateral Agreement, executed by each Loan Party party thereto, in form and substance satisfactory to AUSA, and all other related instruments, documents, certificates and agreements executed or delivered pursuant thereto (including pledged collateral, with undated irrevocable transfer powers executed in blank)4;

(c) AUSA shall have received (i) a certificate from an Authorized Person of each Loan Party (A) attesting to the resolutions of such Person’s Board of Directors authorizing the execution, delivery, and performance of this Agreement, the other Loan Documents, in each instance to the extent such Person shall be party thereto and (B) attesting to the incumbency and signatures of the Authorized Persons of such Person authorized to execute the same and (ii) a solvency certificate from the chief financial officer of ARI reasonably satisfactory to AUSA;

(d) [AUSA shall have received copies of the Governing Documents of each Loan Party and such other Persons as shall be designated prior to the Closing Date by the Lenders, in each instance certified by an Authorized Person]5;

(e) AUSA shall have received, with respect to each Loan Party, a certificate of good standing from the Secretary of State of the state of organization of such Loan Party certified within thirty (30) days of the Closing Date;

(f) AUSA shall have received an opinion of counsel to each Loan Party, as of the Closing Date, in form and substance reasonably satisfactory to AUSA in its sole option;

(g) the Specified Representations and the Acquisition Agreement Representations shall be true and correct in all material respects on the Closing Date;

(h) AUSA shall have received all amounts due and payable under any Loan Document on or prior to the Closing Date, including all fees required to be paid under the Fee Letter and all Lender Expenses (including legal fees and expenses of respective counsel to the Lenders) for which invoices (in the case of expenses) have been presented at least two (2) Business Days prior to the Closing Date (which amounts may be netted by AUSA from the proceeds of the Term Loan);

(i) the Lenders shall have received all documentation and other information requested by the Lenders under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA

[4]	Notwithstanding anything else in this Agreement, ARI shall pledge 100% of the Stock of ACREFI Operating, LLC on the Closing Date.
[5]	Subject to review of an satisfaction with, the Governing Documents of the Loan Parties.

PATRIOT Act) Act of 2001 (the “PATRIOT Act”), as reasonably requested in writing at least ten (10) Business Days prior to the Closing Date;

(j) AUSA shall have received the results of recent Uniform Commercial Code Lien, judgment and tax Lien searches in each relevant jurisdiction with respect to each of the Loan Parties;

(k) the Loan Parties shall have completed (or, substantially concurrently with the credit extension hereunder will complete) the Acquisition in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendments, waivers or consents by the Borrowers that are materially adverse to the interests of the Lenders without the prior written consent of the Lenders;

(l) Since January 1, 2015, no Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred that would excuse the Borrowers from their obligations to consummate the Acquisition under the Acquisition Agreement; and

(m) AUSA shall have received a copy of the Athene Purchase Agreement executed by the parties thereto and such agreement shall not have been terminated on or prior to the Closing Date; provided, however, that if the Buyer Representative has terminated the Athene Purchase Agreement pursuant to Section 10.1(b)(i) of the Athene Purchase Agreement this condition shall still be deemed to be satisfied.

3.2 Term. This Agreement shall continue in full force and effect for a term commencing on the Closing Date until all amounts owing the Lenders hereunder and under any related documents have been paid in full.

3.3 Effect of Termination. On the Maturity Date, all Obligations immediately shall become due and payable without notice or demand. The occurrence of Maturity Date, however, shall not relieve or discharge the Borrowers or their Subsidiaries of their duties, Obligations or covenants hereunder or under any other Loan Documents.

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lenders to enter into this Agreement, each Borrower makes the following representations and warranties to the Lenders, which shall be true, correct, and complete, in all material respects, as of the Closing Date, and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 No Encumbrances. Each Borrower and its Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, its personal property assets and good and marketable title to, or a valid leasehold interest in, its Real Property, in each case, free and clear of Liens except for Permitted Liens.

4.2 [Reserved].

4.3 State of Organization; Location of Chief Executive Office; Organizational Identification Number.

(a) The names and jurisdictions of organization of each Borrower and its Subsidiaries are set forth on Schedule 4.3(a).

(b) The chief executive office of each Loan Party is located at the address indicated on Schedule 4.3(b).

(c) The organizational identification numbers and federal employer identification numbers, if any, of each Loan Party are identified on Schedule 4.3(c).

4.4 Due Organization and Qualification; Power and Authority; Subsidiaries.

(a) Each Loan Party is (i) duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) qualified to do business in any state where it is transacting its business (as may be necessary by the Applicable Laws of such state), except for clause (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

(b) Each Borrower and its Subsidiaries has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party.

(c) Set forth on Schedule 4.4 is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and any certificates evidencing such shares, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Loan Parties. Except as set forth on Schedule 4.4, all of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.4, there are no subscriptions, options, warrants, or calls relating to any shares of capital Stock of any Subsidiary, whether direct or indirect, of any Borrower, including any right of conversion or exchange under any outstanding security or other instrument. No such Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any such capital Stock.

4.5 Due Authorization; No Conflict.

(a) The execution, delivery, and performance by the Loan Parties of this Agreement and the other Loan Documents to which the Loan Parties are a party have been duly authorized by all necessary action on the part of such Person.

(b) The execution, delivery, and performance by the Loan Parties of this Agreement and the other Loan Documents do not and will not (i) violate (A) any provision of federal, state, provincial, foreign or local law or regulation applicable to any Loan Party, (B) the Governing Documents of any such Person, or (C) any order, judgment, or decree of any court or other Governmental Authority binding on any such Person, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower or any Subsidiary thereof, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower or any Subsidiary thereof, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any material contractual obligation of any such Person, other than consents or approvals that have been obtained and that are still in force and effect.

(c) The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which such Person is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person, other than consents or approvals that have been obtained and that are still in force and effect.

(d) This Agreement has been, and the other Loan Documents to which each Loan Party is a party and all other documents contemplated hereby and thereby, when executed and delivered by such Person will have been duly, executed and delivered by such Person. This Agreement and the other Loan Documents to which each Loan Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Person will be the legally valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) After giving effect to the Term Loans hereunder, no Default or Event of Default will have occurred or be continuing.

4.6 Litigation. Other than those matters disclosed on Schedule 4.6, there are no actions, suits, or proceedings pending and served or, to the best knowledge of the Loan Parties, threatened against any Borrower or its Subsidiaries that would reasonably be expected to result in a Material Adverse Change.

4.7 No Material Adverse Change. All financial statements relating to each Borrower and each Subsidiary that have been delivered by such Borrower to the Lenders have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements to year-end audit adjustments) and present fairly in all material respects, such Person’s respective financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to the Loan Parties since the date of the latest financial statements submitted to the Lenders on or before the Closing Date.

4.8 Solvency. After giving effect to the Term Loan and the Transactions, the Loan Parties, when taken as a whole on a consolidated basis, are Solvent.

4.9 Employee Benefits; ERISA Plan Assets. Except as would not be reasonably expected to result in a Material Adverse Change, (a) no Borrower, any Subsidiaries of such Borrower, or any of their ERISA Affiliates, maintains or contributes to any Benefit Plan and (b) no Borrower is (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA subject to Title I of ERISA, (ii) a “plan” within the meaning of Section 4975 of the IRC to which Section 4975 of the IRC applies or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan.

4.10 Environmental Condition. (a) None of the properties or assets of any Borrower or any of its Subsidiaries has ever been used by any of the foregoing Persons or, to such Borrower’s knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower’s knowledge, no properties or assets of such Borrower or any of its Subsidiaries has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Borrower or any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by any of the foregoing Persons, and (d) no Borrower or any of its Subsidiaries has received a summons, citation, notice, or directive from the United States Environmental Protection Agency, any other federal or state governmental agency or any Person concerning any action or omission by any of the foregoing Persons resulting in any violation of Environmental Law or alleging liability in connection with the releasing or disposing of Hazardous Materials into the environment, in each case for (a) through (d) above that would reasonably be expected to result in a Material Adverse Change.

4.11 Brokerage Fees. None of the Loan Parties have utilized the services of any broker or finder in connection with the Borrowers’ obtaining financing from the Lenders under this Agreement and no brokerage commission, finder’s fee or similar commission is payable by any of the Loan Parties or their Subsidiaries in connection herewith. Each Borrower agrees to indemnify the Lenders and hold them harmless from any claims for any such fees or commissions from any Persons.

4.12 Intellectual Property. Each Loan Party owns or has the valid right to use all of the trademarks, service marks, trade names, copyrights, patents, trade secrets, know-how, confidential information, domain names, rights in databases, rights in software and any other intellectual property rights, and all registrations and applications therefor, throughout the world (all of the foregoing, collectively, “Intellectual Property”) that are necessary for the operation of its respective business, substantially as currently conducted, except, in each case, where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change. The conduct of the business of each Loan Party as currently conducted does not infringe upon, misappropriate or violate any Intellectual Property of any other Person, and, to the knowledge of the Loan Parties, each Loan Party’s

Intellectual Property is not being infringed, misappropriated or violated by any other Person, except, in each case, for such infringements and violations which, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change. There are no claims, actions, suits or proceedings pending or, to the knowledge of the Loan Parties, threatened alleging that any Loan Party infringes, misappropriates or violates any Intellectual Property of any other Person, which, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change.

4.13 [Reserved].

4.14 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of any of Loan Party in writing to any Lender (including all information contained in the Schedules hereto or in the other Loan Documents or otherwise filed with any Governmental Authority and publicly available) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

4.15 [Reserved].

4.16 PATRIOT Act; Anticorruption.

(a) To the extent applicable, each Borrower and its Subsidiaries is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

(b) No part of the proceeds of the loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any other applicable anti-bribery or anticorruption law or regulation (collectively with the FCPA, the “Anticorruption Laws”). No Borrower or its Subsidiaries has violated or is in violation of the Anticorruption Laws. No director or officer of a Borrower or its Subsidiaries is a director, officer, or employee of a Governmental Authority, public international organization (e.g., The World Bank), political party, or state-owned or controlled enterprise or is a candidate for a political office. Each Borrower and its Subsidiaries have implemented and maintain policies, procedures, and internal controls reasonably designed to ensure compliance with applicable Anticorruption Laws.

4.17 Sanctions. No Borrower or any of its Subsidiaries, and to the knowledge of the Loan Parties, none of their respective Affiliates, are in violation of any Sanctions Laws in any material respect. No Borrower or any of its Subsidiaries, nor, to the knowledge of the Loan

Parties, any of their Affiliates, (a) is a Sanctioned Person, (b) has more than 10% of its assets invested in Sanctioned Persons or located in Sanctioned Countries, or (c) derives more than 10% of its revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No proceeds of the Term Loan hereunder will be used to directly or, to the knowledge of any Borrower, indirectly fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that would result in a violation of Sanctions Laws by any Person.

4.18 Investment Company. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940, as amended.

4.19 Insurance. Each Borrower and its Subsidiaries will maintain insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations (it being understood that as of the Closing Date the Borrowers and their Subsidiaries have no employees, physical operations or facilities and have insurance only to cover director & officer liabilities, which the Lenders acknowledge based on such facts, is sufficient insurance coverage).

4.20 Margin Stock. Neither Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). Neither Loan Party owns any Margin Stock, and none of the proceeds of the Term Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause the Term Loan to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

4.21 Taxes. All material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Borrower and its Subsidiaries have been filed with the appropriate Governmental Authority (and all such returns, reports and statements accurately reflect in all material respects all liabilities of such Persons for the periods covered thereby) and all taxes required to have been paid by any Borrower and its Subsidiaries have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding taxes or other amounts that are (i) subject to a Permitted Protest or (ii) in the aggregate would not reasonably be expected to result in a Material Adverse Change. As of the Closing Date and except as set forth on Schedule 4.21, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened in writing by any Governmental Authority regarding any taxes relating to any such Person, which, either individually or in the aggregate, would reasonably be expected to cause a Material Adverse Change.

4.22 Collateral Matters. The Collateral Agreement, upon execution and delivery thereof by the Loan Parties thereto, will create in favor of the Lenders, a valid and enforceable security interest in the Collateral, and when the Pledged Equity Interests constituting certified securities (as defined in the Uniform Commercial Code) are delivered to the Lenders, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute under the Uniform Commercial Code (to the extent a Lien may be perfected thereunder) a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Pledged Equity Interests, prior and superior in right to any other Person, other than Permitted Liens arising by operation of law and having priority over the Liens of the Lenders on the Pledged Equity Interests.

4.23 REIT Status. Beginning with its taxable year ending December 31, 2009, (a) ARI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the IRC, (b) ARI’s actual method of operation through the date hereof has enabled it to meet, and its proposed method of operation will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the IRC, and (c) ARI has not revoked its election to be taxed as a REIT and such election has not been terminated. The shares of common stock of ARI are listed on the New York Stock Exchange.

5. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until payment in full, in cash of the Obligations, each Borrower shall:

5.1 Financial Statements, Reports, Certificates. Deliver, or cause to be delivered, to each Lender as soon as available,

(a) but in any event within forty-five (45) days after the end of each quarter during each year, (i) an unaudited consolidated balance sheet, income statement and statement of cash flow of ARI and its Subsidiaries’ operations during such period and the year-to-date period ending thereon, in each case setting forth in comparative form the figures for the corresponding periods in the prior year and (ii) a certificate certifying that the financial statements fairly present, in all material respects, the consolidated financial condition and results of operations (and cash flows, to the extent provided) of ARI and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes,

(b) but in any event within ninety (90) days after the end of ARI’s fiscal year, commencing with the fiscal year ending December 31, 2015, consolidated financial statements of ARI for each such fiscal year, audited (in the case of consolidated financial statements) by independent certified public accountants reasonably acceptable to each of the Lenders and certified, without any qualifications (including any (A) “going concern” or like qualification or exception or (B) qualification or exception as to the scope of such audit), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(c) if and when filed or distributed, as applicable, by ARI and its Subsidiaries,

(i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, and

(ii) any other filings made by ARI or its Subsidiaries with the SEC,

(d) promptly, but in any event within five (5) Business Days after any Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that such Person proposes to take with respect thereto,

(e) promptly after the commencement thereof, but in any event within five (5) Business Days after the service of process with respect thereto on any Borrower, or any of such Borrower’s Subsidiaries, notice of all actions, suits, or proceedings brought by or against such Borrower, or any of such Borrower’s Subsidiaries (i) with respect to any Loan Document or the transactions contemplated thereby or (ii) which, if determined adversely to Borrower or such Subsidiary, would reasonably be expected to result in a Material Adverse Change,

(f) promptly upon the occurrence of any event which would reasonably be expected to have a Material Adverse Change, notice thereof, and

(g) upon the request of any Lender, any other information reasonably requested relating to the financial condition of the Borrowers or their Subsidiaries and the guarantees and the Collateral, including with respect to those required hereunder.

In addition, each Borrower agrees that no Subsidiary of such Borrower will have a fiscal year different from that of ARI; provided, however, that a Subsidiary acquired by ARI or its Subsidiaries may have a different fiscal year than ARI so long as the fiscal year of such Subsidiary is changed to that of ARI prior to December 31 of the calendar year of such Subsidiary’s acquisition. Each Borrower also agrees to cooperate with each Lender to allow such Lender to consult with its independent certified public accountants if such Lender reasonably requests the right to do so and that, in such connection, its independent certified public accountants are authorized to communicate with each Lender and to release to each Lender whatever financial information concerning the Borrowers or their Subsidiaries that such Lender reasonably may request. Each Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by a Lender pursuant to or in accordance with this Agreement, and agrees that each Lender may contact directly any such accounting firm or service bureau in order to obtain such information.

Information required to be delivered pursuant to this Section 5.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov or on the website of ARI. Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by AUSA.

5.2 Maintenance of Properties. Maintain and preserve, and cause each Subsidiary thereof to maintain and preserve, all of its material properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.3 Taxes. Cause all tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Borrowers and their Subsidiaries to be filed, and all assessments and taxes, whether real, personal, or otherwise, known by the Loan Parties to be due or payable by, or imposed, levied, or assessed against any Borrower, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period (or if not known by Loan Parties prior to such time or period, then within thirty (30) days of the Loan Parties becoming aware of such tax or assessment), except (i) to the extent the failure to so file such returns or extensions or pay such assessments or taxes does not constitute a Material Adverse Change, or (ii) to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.

5.4 Insurance. Maintain, and cause each Subsidiary thereof to maintain, insurance covering such risks as ordinarily are insured against by other Persons engaged in the same or similar businesses (it being understood that as of the Closing Date the Borrowers and their Subsidiaries have no employees, physical operations or facilities and have insurance only to cover director & officer liabilities, which the Lenders acknowledge based on such facts, is sufficient insurance coverage). All such policies of insurance shall be maintained with financially sound and reputable carriers in such amounts as are adequate and customary for companies of the same or similar size engaged in the same or similar business and in the same or similar location.

5.5 Compliance with Laws. Comply, and cause each Subsidiary thereof to comply, with the requirements of all Applicable Laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

5.6 [Reserved].

5.7 Existence. At all times preserve and keep in full force and effect, and cause each Subsidiary to preserve and keep in full force and effect, (a) its valid existence and good standing under the laws of its jurisdiction of organization and (b) all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of the foregoing clause (b), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Change.

5.8 Books and Records. Maintain (a) proper books of record and account, in which full, true and correct entries in all material respects in accordance with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Borrower and its Subsidiaries; and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over each Borrower or its Subsidiaries. The Borrowers shall permit any representatives designated by the Lenders upon two (2) Business Days’ advance notice, during normal business hours, and not more than once during any fiscal year of the Borrowers (unless an Event of Default exists) to visit and inspect the financial records and the property of the Borrowers and their Subsidiaries and to make extracts from and copies of such financial records, and permit any representatives designated by the Lenders to discuss the affairs, finances, accounts and condition of the Borrowers and their Subsidiaries with the management and advisors thereof (provided that an Authorized Person shall be given notice and an opportunity to participate during such discussion with advisors). Notwithstanding anything to the contrary in this Section 5.8, no Borrower or any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) in respect of which disclosure to any Lender (or their respective representatives) is prohibited by law or any binding agreement not entered into in contemplation of avoiding such inspection and disclosure rights, (ii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iii) in respect of which the Borrowers or any Subsidiary owes confidentiality obligations to any third party not entered into in contemplation avoiding such inspection and disclosure; provided that in the event that the Borrowers or any Subsidiary does not provide any information requested in connection with an examination or a discussion permitted under this Section 5.8 in reliance on the preceding clause (ii) or (iii) due to confidentiality or waiver concerns, such Person shall provide notice to the relevant Lender that such information is being withheld and shall use its commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.

5.9 Environmental. (a) Keep any property of the Borrowers, their Subsidiaries and their businesses free of any Environmental Liens (other than Permitted Liens) or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, and cause each Subsidiary thereof to comply, in all material respects, with Environmental Laws and provide to each Lender documentation of such compliance which such Lender reasonably requests, (c) take any Remedial Action required to respond to any Release or presence of or exposure to Hazardous Materials, (d) respond to any Environmental Action against a Borrower or any Subsidiary thereof and discharge any material obligations it may have to any Governmental Authority or third person thereunder, and (e) promptly, but in any event within five (5) days after its receipt thereof, provide each Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any property of a Borrower or Subsidiary or relating to their business, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against a Borrower or Subsidiary, and (iii) notice of an investigation, violation, citation, or administrative order pursuant to Environmental Law, discovery of a Release or presence of or exposure to Hazardous Materials, or a requirement for Remedial Action, which in any case of (a) through (e) above, reasonably would be expected to result in a Material Adverse Change.

5.10 Obligations Relating to Athene Purchase Agreement. If (i) the Buyer Representative has terminated the Athene Purchase Agreement pursuant to Section 10.1(b)(i) of the Athene Purchase Agreement or (ii) ARI is not able to consummate the sale of the Athene-Acquired Assets due to circumstances outside of ARI’s control (including as a result of an Injunction (as defined in the Athene Purchase Agreement) (it being understood and agreed that the termination of any financing of the type permitted under clauses (a), (b), (f), (g) and (i) of the definition of Permitted Indebtedness is within ARI’s control) which prevents, prohibits or makes illegal the consummation of the sale of the Athene-Acquired Assets, then, without limiting Section 2.2(d) in any respect, ARI shall use its commercially reasonable efforts (without any obligation to sell assets, issue Indebtedness or equity or reduce dividends or operating expenses) to repay the Term Loan as soon as commercially reasonable (and, in any event, prior to the Maturity Date).

5.11 Maintenance of REIT Status. ARI shall (a) maintain its status as a REIT, (b) not revoke its election to be taxed as a REIT or cause or allow such election to be terminated, and (c) not engage in any “prohibited transaction” as defined for purposes of Section 857(b)(6) of the IRC that would reasonably be expected to have a Material Adverse Effect. ARI shall continue to list its common stock for trading on a U.S. national or international securities exchange.

5.12 Certain Regulatory Matters.

(a) The Borrowers and their Subsidiaries shall not violate any applicable Anticorruption Law in any material respect and shall implement and maintain policies, procedures, and internal controls reasonably designed to ensure compliance with applicable Anticorruption Laws. No part of the proceeds of the Term Loan will be used, directly or, to the knowledge of any Borrower, indirectly, for any payments in violation of the Anticorruption Laws.

(b) The Borrowers and their Subsidiaries shall not violate any applicable Sanctions Law in any material respect and shall implement and maintain policies, procedures, and internal controls reasonably designed to ensure compliance with applicable Sanctions Laws. No proceeds of the Term Loan will be used to directly or, to the knowledge of any Borrower, indirectly fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that would result in a violation of Sanctions Laws by any Person.

5.13 Further Assurances.

(a) The Borrowers and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), that may be required under any applicable law, or that the Lenders may reasonably request, to ensure that the Obligations of the Borrowers and each other Loan Party under the Loan Documents are secured by a first priority perfected Lien in favor of the Lenders (subject, in the case of Pledged Equity Interests and the proceeds thereof, solely to Permitted Liens arising by operation of law and which have priority over the Liens of the Lenders only as a result of operation of law, and in the case of other Collateral, Permitted Liens) on the Collateral.

(b) If any Subsidiary is formed or acquired after the Closing Date, the Stock of any Subsidiary no longer constitutes Excluded Stock or any Subsidiary no longer constitutes an Excluded Subsidiary, the Borrowers will within 45 days after the end of the fiscal quarter in which such formation, acquisition or other event or circumstance shall occur (or such longer period as the Lenders may agree to in writing), notify the Lenders thereof and cause such Subsidiary to join the Collateral Agreement and/or cause the Stock of such Subsidiary to be pledged to the Lenders.

6. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until payment in full in cash of the Obligations, such Borrower shall not:

6.1 Indebtedness. Create, incur, assume or suffer to exist, or permit any Subsidiary thereof to create, incur, assume or suffer to exist, any Indebtedness, except for Permitted Indebtedness.

6.2 Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary thereof to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Disposal of Assets. Sell, transfer, lease or otherwise dispose of (collectively, a “Disposition”), or permit any Subsidiary thereof to Dispose of, any assets or properties of any Borrower or any of their Subsidiaries that, with respect to any transaction or series of transactions, have an aggregate book value exceeding 10% of the consolidated assets of ARI and its Subsidiaries as of the end of the most recent fiscal year, except in connection with:

(a) the sale of the Athene-Acquired Assets to (i) Athene Annuity & Life Assurance Company, Athene Annuity and Life Company or their Affiliates or any designee of the Buyer Representative or (ii) if Athene Annuity & Life Assurance Company or Athene Annuity and Life Company shall be in default of their purchase obligations under the Athene Purchase Agreement or otherwise decline to purchase the Athene-Acquired Assets to any other Person,

(b) the incurrence of Indebtedness permitted pursuant to clauses (d), (f), (g) and (i) of the definition of Permitted Indebtedness,

(c) Dispositions of assets or properties of the Borrowers or their Subsidiaries to the extent that such asset or property is Disposed of for fair market value and the proceeds of such Disposition are promptly applied to the purchase price of similar or replacement assets constituting Permitted Investments (including cash and Cash Equivalents), and

(d) any transaction permitted by Section 6.4 or Section 6.9.

Notwithstanding the foregoing, in no event shall any Loan Party Dispose of any Pledged Equity Interests other than in a transaction permitted by Section 6.4 (except pursuant to clause (viii) thereof).

6.4 Restrictions on Fundamental Changes. Take, or permit any Subsidiary to take, any of the following actions:

(a) Enter into any merger, consolidation or amalgamation.

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets.

(d) Amend or modify, or permit the amendment or modification of, its Governing Documents in a manner adverse to the Lenders in any material respect.

Notwithstanding the foregoing, (i) AcquisitionCo shall be permitted to merge with and into AMTG, with AMTG as the surviving entity (ii) AMTG shall be permitted to merge with and into ARI, with ARI as the surviving entity, (iii) any Subsidiary of a Borrower shall be permitted to merge, consolidate or amalgamate with and into any Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person), (iv) any Subsidiary of a Borrower shall be permitted to merge, consolidate or amalgamate with and into another Subsidiary of a Borrower (provided that no such merger, consolidation or amalgamation shall involve a Guarantor unless such Guarantor is the surviving Person), (v) any Subsidiary of a Borrower that does not own any assets can be liquidated, wound up or dissolved, (vi) any Subsidiary of a Borrower may liquidate, wind up or dissolve if the Borrowers determine in good faith that such liquidation, winding up or dissolution is in the best interest of the Borrowers and is not materially disadvantageous to the Lenders and, in the case of liquidation, winding up or dissolution of a Loan Party, its assets and properties are transferred only to a Loan Party, (vii) any Subsidiary of a Borrower may Dispose of its assets to a Borrower or another Subsidiary of a Borrower (provided that Dispositions by a Loan Party shall be made only to another Loan Party), (viii) the Borrowers and their Subsidiaries may Dispose of all or substantially all of their assets in connection with the incurrence of Indebtedness permitted pursuant to clauses (d), (f), (g) and (i) of the definition of Permitted Indebtedness, (ix) the Disposition of the assets that were held by AMTG and/or its Subsidiaries prior to the Acquisition (including pursuant to the Athene Purchase Agreement, or otherwise) shall be permitted and be excluded from the calculation of “all or substantially all” assets of the Borrower or any of its Subsidiaries and (x) the Borrowers and their Subsidiaries shall be permitted to restructure the ownership structure of, and/or create a new holding company (which shall be a direct or indirect Subsidiary of ARI) for, the Stock of ACREFI TRS II, Ltd., if reasonably deemed necessary by the Borrowers in connection with tax planning and/or regulatory compliance.

6.5 Change Name. Change, or permit any other Loan Party to change, its name, state of organization or organizational identity; provided, however, that any Loan Party may change its name upon at least ten (10) days’ prior written notice to each Lender of such change (or such shorter period as agreed by the Lenders).

6.6 Change Nature of Business. Engage, or permit any Subsidiary thereof to engage, in any material line of business other than the line of business engaged in as of the Closing Date and business lines reasonably related or ancillary thereto.

6.7 Employee Benefits; ERISA Plan Assets. Except as would not be reasonably expected to result in material liability to a Borrower, (a) establish, maintain or contribute to, or permit any of its ERISA Affiliates to establish, maintain or contribute to, any Benefit Plan and

(b) permit any Borrower to become (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA subject to Title I of ERISA, (ii) a “plan” within the meaning of Section 4975 of the Code to which Section 4975 of the IRC applies or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan.

6.8 Amendment to Permitted Indebtedness; Restrictive Agreements.

(a) Permit any Subsidiary thereof to incur any Permitted Indebtedness to the extent such Permitted Indebtedness contains, or amend any Permitted Indebtedness existing as of the date hereof to implement (or otherwise permit any Subsidiary of a Borrower to enter into, incur or permit to exist any agreement or other arrangement that contains), restrictions on dividends, distributions, redemptions, retirement, repurchase or similar payments on account of the Stock of any Subsidiary of ARI except restrictions on Subsidiaries of ARI pursuant to Permitted Indebtedness (i) that are, taken as a whole, in the good faith judgment of the Borrowers, no more restrictive with respect to the Borrowers or any Subsidiary than those contained in this Agreement or (ii) constituting market terms for such financings as of the date thereof in the commercially reasonable judgment of the Borrowers; provided, that such restrictions shall allow such payments to be made not less often than monthly using available cash (determined in customary manner for such financings) in the absence of any default thereunder.

(b) No Loan Party shall, nor shall a Loan Party permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of ARI to pay dividends or make any other distributions that could reasonably be expected to cause ARI to fail to maintain its status as a REIT.

(c) Enter into, incur or permit to exist, or permit any Subsidiary thereof to enter into, incur or permit to exist, any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party to create, incur or permit to exist any Lien upon the Collateral to secure the Obligations.

Notwithstanding the foregoing, (i) clauses (a) through (c) shall not apply to (A) restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (B) restrictions and conditions existing on the date hereof identified on Schedule 6.8 and (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets of a Borrower or any Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder and (ii) clause (c) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clauses (c), (d), (f), (g), (i) and (j) of the definition of Permitted Indebtedness so long as such restriction applies solely to the Subsidiary that is the obligor of such Permitted Indebtedness and (B) customary provisions in leases, licenses and other agreements restricting the assignment thereof.

6.9 Restricted Payments. Directly or indirectly declare or make, or permit any of its Subsidiaries to declare or make, any Restricted Payment or incur any obligation to do so; provided, however, that the Borrowers and their Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default would result therefrom:

(a) ARI may declare or make cash distributions to its shareholders during the period of four consecutive fiscal quarters most recently ending in an aggregate amount not to exceed the amount required to be distributed for ARI to maintain its status as a REIT and avoid U.S. federal income and excise taxes;

(b) ARI may make cash distributions to its shareholders of capital gains resulting from gains from certain asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the IRC;

(c) a Subsidiary may make cash distributions to holders of equity interests issued by such Subsidiary so long as, in the case of non-wholly owned Subsidiaries, such distributions are made ratably according to the holders’ respective holdings of the type of equity interest in respect of which such distributions are being made;

(d) Subsidiaries may declare or make Restricted Payments to the Borrowers;

(e) ARI may declare and pay regularly scheduled cash dividends with respect to its Stock consistent with existing dividend policies as disclosed in its report filed with the SEC on Form 10-K for the fiscal year ended December 31, 2014, or otherwise consistent with past practice.

Notwithstanding the foregoing, if a Default or Event of Default exists, ARI may declare or make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for ARI to maintain its status as a REIT.

6.10 Accounting Methods. Modify or change its fiscal year or its method of accounting.

6.11 Investments. Directly or indirectly, make or acquire, or permit any Subsidiary thereof to make or acquire, any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, except for Permitted Investments; provided, that the Borrowers and their Subsidiaries may make Investments in the Borrowers and any direct and indirect Subsidiaries of the Borrowers.

6.12 Transactions with Affiliates. Directly or indirectly enter into or permit to exist, or permit any Subsidiary thereof to directly or indirectly enter into or permit to exist, any transaction of any kind with any Affiliate of the Borrowers that is not a Subsidiary other than (a) transactions disclosed in Schedule 6.12 or transactions of a similar nature to those transactions with Affiliates described in ARI’s annual, quarterly or periodic filings with the SEC prior to the Closing Date, (b) the Transactions or (c) transactions that are not materially less favorable to the Borrowers or their Subsidiaries, as applicable, as determined by the Borrowers in good faith, than would be obtained in an arm’s length transaction with a non-Affiliate.

6.13 Use of Proceeds. Use the proceeds of the Term Loan for any purpose other than (a) to finance the Acquisition and (b) to pay the Transaction Expenses.

6.14 Amendments or Waivers and Prepayments with respect to Certain Indebtedness. No Borrower shall, nor shall it permit any of its Subsidiaries to, (a) amend the provisions of any Indebtedness in a manner that is materially adverse to such Person or the Lenders or (b) make any payment or prepayment of principal of, premium, if any, or interest on, or redeem, purchase, retire, defease (including in substance or legal defeasance), establish a sinking fund or similar payment with respect to, the 5.50% Convertible Senior Notes of ARI due 2019, other than the payment of regularly scheduled, non-accelerated payments in respect of such Permitted Indebtedness in accordance with the terms of, and only to the extent required by, and subject to any subordination provisions contained in, the indenture, loan or other agreement pursuant to which such Permitted Indebtedness was issued; provided that the Borrowers and their Subsidiaries may pay, prepay, redeem, purchase, retire, defease, establish a sinking fund or similar payment for such Permitted Indebtedness with the proceeds of sales of Stock of, or contributions to the capital of, ARI or Permitted Indebtedness of the type described by clause (n) of the definition of Permitted Indebtedness.

7. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a) If any Loan Party fails to pay when due and payable, or when declared due and payable in accordance with the terms hereof, all or any portion of (i) the principal of the Term Loan when due in accordance with the terms hereof, or (ii) any interest on the Term Loan (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due any Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations, within five (5) Business Days after any such interest or amount becomes due in accordance with the terms hereof or under any other Loan Document;

(b) If any Loan Party fails to (i) perform, keep, or observe any covenant or other provision contained in Sections 5.1(d), 5.7 (as to existence only), or Section 6 hereof or (ii) perform, keep, or observe any covenant or other provision contained in any Section of this Agreement (other than a Section that is expressly dealt with elsewhere in Section 7(a) or this clause (ii)), or the other Loan Documents, and such failure continues for a period of thirty (30) days after the date on which any Loan Party had knowledge of such failure;

(c) If any material portion of the assets of the Loan Parties and their Subsidiaries, taken as a whole, is attached, seized, subjected to a writ or distress warrant, levied upon, comes into the possession of any third Person (except solely in connection with Permitted Indebtedness permitted pursuant to clauses (d), (f), (g) and (i) of the definition of Permitted Indebtedness held by such third Person when no default, termination event or similar condition or event with respect to such Loan Party or Subsidiary has occurred that has resulted in the liquidation of, the acceleration of obligations under or early termination of all obligations of such Loan Party or Subsidiary under the documentation governing such Permitted Indebtedness);

(d) If (i) an Insolvency Proceeding is commenced by any Borrower or any of such Borrower’s Subsidiaries, or (ii) if any Borrower or any of such Borrower’s Subsidiaries shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally;

(e) If an Insolvency Proceeding is commenced against any Borrower or any of such Borrower’s Subsidiaries, and any of the following events occur: (i) such Borrower or any of Borrower’s Subsidiaries consents to the institution of such Insolvency Proceeding against it, (ii) the petition commencing the Insolvency Proceeding is not timely controverted, (iii) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (iv) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Borrower’s or any of such Borrower’s Subsidiaries’, or (v) an order for relief shall have been entered therein;

(f) [Reserved];

(g) [Reserved];

(h) If one or more judgments or other claims involving an aggregate amount greater than $7,500,000 against any Borrower or any of such Borrower’s Subsidiaries shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, and any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any of such Borrower’s Subsidiaries to enforce any such judgment and such action is not stayed within sixty (60) days;

(i) If there is a default, amortization, termination or similar event with respect to any agreement to which a Borrower or any of its Subsidiaries is a party, the termination or acceleration of which is reasonably likely to either result in a Material Adverse Change or result in liability in an amount in excess of $7,500,000, and such default, amortization, termination or similar event with respect to such other agreement (1) occurs at the final maturity of the obligations thereunder, or (2) results in an acceleration of the maturity of the Borrower’s or any of its Subsidiaries’ obligations thereunder;

(j) [Reserved];

(k) Any representation or warranty made or deemed made to a Lender by or on behalf of any Loan Party in or pursuant to this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(l) If (i) the obligation of any Loan Party under the guaranty provisions of the Collateral Agreement are terminated by operation of law and, not replaced by a guaranty from a Person with creditworthiness acceptable to each Lender or (ii) any Loan Party shall default in respect of any covenant contained in the Collateral Agreement or there shall otherwise be a breach or default in respect of any obligation or agreement contained in the Collateral Agreement and such breach or default continues for thirty (30) days;

(m) any Lien purported to be created by the Collateral Agreement shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid, perfected Lien having the priority contemplated thereby (except as otherwise expressly provided in this Agreement or the Collateral Agreement); or

(n) If any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower, or any Subsidiaries of a Borrower, or a proceeding shall be commenced by any Borrower or any of its Subsidiaries, or by any Governmental Authority having jurisdiction over any Borrower or its Subsidiaries seeking to establish the invalidity or unenforceability thereof, or any Borrower, or any of its Subsidiaries shall deny that any Borrower, or any of its Subsidiaries has any liability or obligation purported to be created under any Loan Document.

8. THE LENDERS’ RIGHTS AND REMEDIES.

8.1 Acceleration. Upon the occurrence and during the continuation of an Event of Default, the Required Lenders may (by written notice to the Borrowers) declare the Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, immediately due and payable, whereupon the same shall become and be immediately due and payable and the Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrowers. The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in clause (d) or clause (e) of Section 7, without any notice to Loan Parties or any other Person or any act by the Lenders, the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Loan Parties.

8.2 Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether the Obligations have become or have been declared immediately due and payable under Section 8.1, each Lender may proceed to protect and enforce the rights of such Lender by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Loan Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

8.3 Remedies Cumulative. The rights and remedies of the Lenders under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lenders shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by the Lenders of one right or remedy shall be deemed an election, and no waiver by the Lenders of any Event of Default shall be deemed a continuing waiver. No delay by the Lenders shall constitute a waiver, election, or acquiescence by it.

9. TAXES AND EXPENSES.

If Loan Parties fail to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, any Lender, with notice to each of the other Lenders and without prior notice to Loan Parties, may do any or all of the following: (a) make payment of the same or any part thereof, or (b) in the case of the failure to comply with Section 5.4 hereof, obtain and maintain insurance policies of the type described in Section 5.4 and take any action with respect to such policies as such Lender deems prudent. Any such amounts paid by a Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by the Lenders to make similar payments in the future or a waiver by any Lender of any Event of Default under this Agreement. A Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10. WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Loan Parties waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lenders on which Loan Parties may in any way be liable.

10.2 Indemnification. Loan Parties shall pay, indemnify, defend, and hold the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all liabilities, obligations, losses, penalties, claims, demands, suits, actions, judgments, investigations, proceedings, and damages, and all attorneys’ fees and disbursements and other fees, costs and expenses of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted against such Indemnified Person in any way in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with, as a result of, related to or arising under or out of the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, the use of the proceeds of the credit provided hereunder or the monitoring of Loan Parties’ compliance with the terms of the Loan Documents, (b) with respect to any actual or prospective claim, investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the use of the proceeds of the credit provided hereunder, the transactions contemplated hereby or thereby (in such Indemnified Person’s role as a Lender or a director, officer, employee, partner, agent or other representative of a Lender, its affiliates or controlling persons) or the monitoring of Loan Parties’ compliance with the terms of the Loan Documents (irrespective of whether any Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by any Borrower or any of its Subsidiaries Affiliates or shareholders), or any act, omission, event, or circumstance in any manner related thereto, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) or (c) with respect to any Environmental Action, any actual or alleged presence or release of or exposure to Hazardous Materials, any Remedial Action, any Environmental Lien, or any Environmental Liabilities and Costs, in each case to the extent related in any way to any Loan Party or any of their Subsidiaries, their properties or businesses, this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties’ compliance with the terms of the Loan Documents (all the foregoing, collectively, the “Indemnified Liabilities”). This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON; provided, however, that no Borrower shall have any obligation to any Indemnified Person under this Section 10.2 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines in a non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person. This Section 10.2 shall not apply with respect to taxes, other than taxes that represent liabilities, obligations, losses, penalties, claims, etc. arising from a non-tax claim.

10.3 Expenses.

(a) the Borrowers shall reimburse the Lenders for all Lender Expenses within thirty (30) day following demand therefore by a Lender.

(b) Borrower shall pay the Lenders such fees, in the amounts and on the dates, set forth in the Fee Letter.

(c) This provision shall survive the termination of this Agreement and the repayment of the Obligations.

10.4 Waiver. To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnified Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation lost profits) even if such Person has been advised of the possibility of such damages and regardless of the form of action.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Loan Parties or any Lender to any other relating to this Agreement or any other Loan Document shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Loan Parties or any Lender, as applicable, may designate to each other in accordance herewith), or facsimile to Loan Parties or any Lender, as the case may be, at its address set forth below:

If to ARI:	Apollo Commercial Real Estate Finance, Inc.
c/o Apollo Global Management
9 W 57th Street
New York, NY 10019
Attn: Stuart A. Rothstein
Tel: (212) 822-0722
Fax: (646) 219-3826
Email: srothstein@apollolp.com

If to AUSA:	Athene USA Corporation
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: James Belardi
Telephone: 310-698-4481
Facsimile: 310-698-4492
Email: jbelardi@athene.com

With a copy to:

Athene USA Corporation
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: Legal Department
Telephone: 310-698-4481
Facsimile: 310-698-4492
Email: legal@athene.com

If to any other Lender, to its address set forth in the applicable Assignment and Acceptance.

Any Loan Party or any Lender may change the address at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to each other party. All notices or demands sent in accordance with this Section 11 shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail (as specified in the first paragraph of this Section above) and shall be as effective if sent by telefacsimile or other electronic transmission as notice or demand sent by any other method.

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT A LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE A LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH PROPERTY MAY BE FOUND. EACH LOAN PARTY AND EACH LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) EACH LOAN PARTY AND EACH LENDER, TO THE FULL EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF THE LOAN PARTIES AND THE LENDERS REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) At any time or from time to time, any Lender may assign and delegate to one or more assignees (each an “Assignee”) all, or any ratable part of all, of the Obligations and the other rights and obligations of such Lender, in a minimum amount of $5,000,000, with the prior written consent of ARI (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no consent of ARI shall be required for an assignment to an Affiliate of the Lender or solely among Lenders; provided, however, that the Borrowers and any other Lender may continue to deal solely and directly with such assigning Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to the Borrowers and each other Lender by such assigning Lender and the Assignee, and (ii) such assigning Lender and its Assignee have delivered to the Borrowers and each other Lender an Assignment and Acceptance. No Loan Party or any Subsidiary of a Loan Party may at any time be an Assignee or otherwise have the rights and obligations of a Lender under the Loan Documents.

(b) From and after the date that the assigning Lender (with a copy to Loan Parties and each other Lender) has received an executed Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.2 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Loan Parties and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16.7 of this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Loan Parties or the performance or observance by Loan Parties of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, and (5) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon receipt by the Loan Parties and each Lender of the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee. The Borrowers shall maintain a register for the recordation of the names and addresses of each Lender, and the principal amounts of (and stated interest on) the Term Loans and other Obligations owing to such Lender pursuant to the terms hereof from time to time (the “Register”). The Borrowers and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and each Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in its Obligations and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Loan Parties and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of (1) the Collateral or (2) the value of the guarantees of the Obligations, in each case, supporting the Obligations hereunder in which such Participant is participating (except to the extent expressly provided herein or in any of the Loan Documents), (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, (v) all amounts payable by Loan Parties hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement and (v) each Participant shall have agreed to be bound by the provisions of Section 13.3 as if it were a Lender. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Loan Parties, the other Lenders or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 16.7, disclose all documents and information which it now or hereafter may have obtained in connection with this facility and relating to Loan Parties and their respective Affiliates and businesses.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Any Assignee or Participant on the date it becomes a Lender or Participant hereunder shall certify in the applicable Assignment and Acceptance, participation agreement or other similar document that it is, or meets the criteria for being, both a “qualified purchaser” (within the meaning of the Investment Company Act of 1940 and the rules and regulations thereunder) and a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act). Any failure to include such a certification in an Assignment and Acceptance, participation agreement or other applicable document with respect to the Assignee’s or Participant’s qualified purchaser and qualified institutional buyer status shall render such Assignment and Acceptance, participation agreement or other similar document void ab initio and of no force or effect for any purpose.

(i) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Loan Party may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release the Loan Parties from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by Loan Parties is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party there from, shall be effective unless the same shall be in writing and signed by the Required Lenders and the Borrowers and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and the Borrowers, do any of the following:

(a) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due to the Lenders hereunder or under any other Loan Document,

(b) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable to the Lenders hereunder or under any other Loan Document,

(c) change the Pro Rata Share that is required to take any action hereunder,

(d) amend or modify this Section or any provision of the Agreement providing for consent or other action by all Lenders,

(e) change the definition of “Required Lenders” or “Pro Rata Share”,

(f) release any Borrower from any obligation for the payment of money to the Lenders or release all or substantially all of the Collateral or the value of the guarantees of the Obligations; or

(g) amend any of the provisions of Section 15.

The foregoing notwithstanding, (i) any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lenders among themselves, and that does not affect the rights or obligations of the Borrowers, shall not require consent by or the agreement of the Borrowers and (ii) each Lender may agree with the Borrowers to any amendment, modification, waiver or consent with respect to any provision of this Agreement or any other Loan Document that does not adversely affect the rights or obligations of any other Lender hereunder or any other Loan Document.

14.2 No Waivers; Cumulative Remedies. No failure by any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by any Lender in exercising the same, will operate as a waiver thereof. No waiver by any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by any Lender on any occasion shall affect or diminish each Lender’s rights thereafter to require strict performance by Loan Party of any provision of this Agreement. Each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that any Lender may have.

15. THE LENDERS.

15.1 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Loan Parties and any Borrower’s Subsidiaries and other Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other Lenders. The other Lenders acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Loan Parties and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.2 Withholding Taxes; Increased Costs.

(a) All payments made by or on account of any Obligation of any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the requirements of this paragraph. “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority with respect to such payments (but excluding any tax imposed by any Governmental Authority measured by or based on the net income or net profits of any Lender or as a result of a present or former connection between a Lender and the Governmental Authority imposing such tax, any tax imposed under FATCA, and any tax imposed pursuant to a law in effect on the day such Lender becomes a party to this Agreement) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 15.2(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein. The Borrowers will furnish to each Lender as promptly as reasonably practicable after the date the payment of any Tax is due pursuant to Applicable Law certified copies of tax receipts evidencing such payment by Loan Parties, as applicable. Notwithstanding anything to the contrary herein or in any Loan Document, Borrower shall not be required to indemnify, pay additional amounts, gross-up or otherwise compensate any Lender, participant, or any other Person with an interest in the Loan Documents as a result of any Tax imposed as a result of such Person’s failure to provide any form or certification described in Section 15.2(b) such Person is legally able to provide.

(b) Each Lender (and any Person that becomes a Lender, participant or otherwise acquires an interest in any Loan Document after the date hereof) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower or any other Loan Party at the time or times reasonably requested by Borrower or on the date such Person becomes a Lender, participant or otherwise acquires an interest in any Loan Document, such properly completed and executed documentation reasonably requested by the Borrowers or any other Loan Party as will permit such payments to be made without withholding or at a reduced rate of withholding to the extent permitted by law. Without limiting the generality of the foregoing, each Lender agrees with and in favor of the Loan Parties, to deliver to the Borrowers whichever of the following forms the applicable Lender is legally entitled to provide and is applicable:

(i) if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of such Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of either Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to either Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or W-8BEN-E, as appropriate, before receiving its first payment under this Agreement and at any other time reasonably requested by any Loan Party;

(ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN or W-8BEN-E, as appropriate, before receiving its first payment under this Agreement and at any other time reasonably requested by any Loan Party;

(iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by any Loan Party; or;

(iv) such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by any Loan Party.

Each Lender agrees promptly to notify the Loan Parties of any change in circumstances which would modify or render invalid any claimed exemption or reduction and shall provide updated forms to the extent it is legally entitled to do so if previously provided forms expire or become inaccurate.

(c) If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender agrees with and in favor of the Loan Parties, to deliver to Borrower any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by any Loan Party.

Each Lender agrees promptly to notify the Loan Parties of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Loan Parties to such Lender, such Lender agrees to notify the Loan Parties of the percentage amount in which it is no longer the beneficial owner of Obligations of Loan Parties to such Lender. To the extent of such percentage amount, the Loan Parties will treat such Lender’s documentation provided pursuant to Sections 15.2(b) or 15.2(c) as no longer valid. With respect to such percentage amount, Lender may provide new documentation, pursuant to Sections 15.2(b) or 15.2(c), if applicable.

(e) If any Lender is entitled to a reduction in the applicable withholding tax, Borrower may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 15.2(b) or Section 15.2(c) are not delivered to Borrower, then Borrower may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f) Each Lender shall deliver to Loan Parties at the time or times prescribed by law and at such time or times reasonably requested by Loan Parties any documentation prescribed by applicable law under FATCA (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Loan Parties as may be necessary for Loan Parties to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Section 15.2 (including by the payment of additional amounts pursuant to Section 15.2(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(h) If the introduction of or any change in, after the Closing Date, any applicable law increases a Lender’s costs or reduces its income for the Term Loans, or subjects a Lender to any tax, levy, impost, duty, fee, assessment or other similar charge (other than any Taxes or any tax excluded from the definition of Taxes or resulting from the failure to provide any form or certification described in Section 15.2(b) such Person is legally able to provide) on such Lender’s loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, which increases the cost to such Lender of maintaining its Loans, then the Borrowers shall upon demand by such Lender promptly pay to such Lender the increase in cost or reduction in income or additional expense; provided that all requests, rules, guidelines or directives issued or promulgated under, in connection with or pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III shall be deemed to be a change in applicable law, regardless of the date enacted, adopted or issued.

15.3 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders and the Borrowers agree that a Lender may, to the extent it is lawfully entitled to do so, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender.

(b) If, at any time or times any Lender shall receive by payment, foreclosure, setoff, or otherwise, any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from any Borrower pursuant to the terms of this Agreement, such Lender promptly shall purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.4 Payments to the Lenders. All payments to be made by the Borrowers to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each Lender may designate for itself by written notice to the Borrowers. Concurrently with each such payment, the Borrowers shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.5 Several Obligations; No Liability. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. No Lender shall have any liability for the acts of any other Lender. No Lender shall be responsible to any Loan Party or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16. GENERAL PROVISIONS.

16.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each of Loan Parties and each Lender whose signature is provided for on the signature pages hereof.

16.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lenders or the Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

16.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. This agreement is for the benefit of the parties hereto and there shall be no third party beneficiaries.

16.5 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile, “.pdf file” or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile, “.pdf file” or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

16.6 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Loan Parties or the transfer to a Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if a Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that a Lender is required or elects to repay or restore, and as to all costs, expenses, and attorneys fees of any Lender related thereto, the liability of Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.7 Confidentiality. Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Loan Parties, their operations, assets, and existing and contemplated business plans shall be treated by the Lenders in a confidential manner, and shall not be disclosed by the Lenders to Persons who are not parties to this Agreement or used for any purpose other than as contemplated by this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any Lender for use by them for a purpose as contemplated by this Agreement, (b) to Subsidiaries and Affiliates of any Lender, provided that any such Subsidiary or Affiliate shall be advised of the confidential nature of such information and instructed to keep it confidential, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation or by subpoena or similar legal process, (d) as may be agreed to in advance by the Borrowers, or the Borrowers’ Subsidiaries, (e) as requested or required by any Governmental Authority or any regulatory or self-regulatory authority or examiner (including the National Association of Insurance Commissioners or other similar organization), (f) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by a Lender), (g) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, (h) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents, and (i) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent reasonably necessary in connection with such enforcement. The provisions of this Section 16.7 shall survive for 2 years after the payment in full of the Obligations. Notwithstanding the foregoing, on or after the Closing Date, each Lender may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media. Notwithstanding anything to the contrary in this Agreement, any Lender may disclose any information hereunder subject to the terms of this Section 16.7 for the purposes of fulfilling its ordinary course regulatory obligations not otherwise specifically related to the Acquisition or this Agreement, including to any banking or insurance regulatory agency, without providing prior notice to the Borrower.

16.8 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

16.9 USA PATRIOT Act Notice. Each Lender (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the PATRIOT Act, such Lender is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the PATRIOT Act.

16.10 Recourse Against Certain Parties. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Loan Party as contained in this Agreement or any other agreement, instrument or document entered into by any Loan Party pursuant hereto or in connection herewith shall be had against any administrator or investment manager of such Loan Party or any incorporator, member, partner, officer, employee, trustee, beneficial owner or director of such Loan Party or of any such administrator or investment manager, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that the agreements of each Loan Party contained in this Agreement and all of the other agreements, instruments and documents entered into by such Loan Party pursuant hereto or in connection herewith are, in each case, solely the respective corporate obligations of such Loan Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator or investment manager of such Loan Party or any incorporator, member, partner, officer, employee, trustee, beneficial owner or director of such Loan Party or of any such administrator or investment manager, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such Loan Party contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of each and every such administrator or investment manager of each Loan Party and each incorporator, member, partner, officer, employee, trustee, beneficial owner or director of such Loan Party or of any such administrator or investment manager, or any of them, for breaches by any Loan Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 16.10 shall survive the termination of this Agreement.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:
Name:
Title:

ARROW MERGER SUB, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO LOAN AGREEMENT]

LENDER:

ATHENE USA CORPORATION
BY: ATHENE ASSET MANAGEMENT, L.P., its investment manager

By:
Name:
Title:

[SIGNATURE PAGE TO LOAN AGREEMENT]

Exhibit A-1

[Form of Assignment and Acceptance]

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                  between                  (“Assignor”) and                  (“Assignee”). Reference is made to the Loan Agreement, dated as of [●], 2016 (which, as the same has been and may from time to time be amended, modified, supplemented, renewed, extended or restated, is hereinafter called the “Loan Agreement”), by and among ATHENE USA CORPORATION, an Iowa corporation (the “Lender”), ARROW MERGER SUB, INC., a Maryland corporation (“AcquisitionCo”) and APOLLO COMMERCIAL REAL ESTATE FINANCE, INC., a Maryland corporation (“ARI” and together with AcquisitionCo, the “Borrowers”, and each a, “Borrower”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

1. In accordance with the terms and conditions of Section 13 of the Loan Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, all to the extent specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrower to Assignor with respect to Assignor’s share of the Term Loans assigned hereunder, as reflected on Assignor’s books and records.

3. The Assignee (a) confirms that it has received copies of the Loan Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan

EXHIBIT A-1

Documents are required to be performed by it as a Lender; (d) attaches the forms prescribed in the Loan Agreement with respect to taxes, including certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty and (e) represents and warrants to Borrower that on and as of the date hereof it is a “qualified purchaser” (within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder) and a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act).

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the other Lenders and the Loan Parties. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, and (b) the date specified in Annex I.

5. Upon receipt by the other Lenders and the Loan Parties of this Assignment Agreement, as of the Settlement Date (a) the Assignee shall be a party to the Loan Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Loan Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 16.7 of the Loan Agreement.

6. On the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Borrower shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date and has not been taken into account in determining the Purchase Price.

7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by facsimile or other electronic transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

EXHIBIT A-1

8. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EXHIBIT A-1

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers thereunto duly authorized, as of the first date above written.

[NAME OF ASSIGNOR] as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE] as Assignee

By:
Name:
Title:

CONSENTED:

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:
Name:
Title:

EXHIBIT A-1

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers:

2.	Name and Date of Loan Agreement:

The Loan Agreement, dated as of [●], 2016 (which, as the same has been and may from time to time be amended, modified, supplemented, renewed, extended or restated, is hereinafter called the “Loan Agreement”), by and among ATHENE USA CORPORATION, an Iowa corporation (the “Lender”), ARROW MERGER SUB, INC., a Maryland corporation (“AcquisitionCo”) and APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. (“ARI” and together with AcquisitionCo, the “Borrowers”, and each a, “Borrower”).

3.	Date of Assignment Agreement:

4.	Assigned Amount of Term Loan	$

5.	Settlement Date:

6.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

7.	Agreed and Accepted:

	[ASSIGNOR]	[ASSIGNEE]

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A-1

Schedule 1.1

Excluded Subsidiaries

ARM II SPE, LLC

ARWL 2013-1 Trust

ARWL 2013-1 REO Trust

ARWL 2014-1 Trust

Apollo Residential Mortgage Securities, LLC

ACREFI II TRS, LTD.

ACREFI Insurance Services, LLC

Schedule 4.3(a)

States of Organization

Schedule 4.3(b)

Chief Executive Offices

Schedule 4.3(c)

Organizational Identification Numbers and

Federal Employer Identification Numbers

Schedule 4.4

Capitalization of Borrower’s Subsidiaries

Schedule 4.6

Litigation

Schedule 4.21

Taxes

Schedule 6.1

Permitted Indebtedness

Schedule 6.2

Permitted Liens

Schedule 6.8

Existing Restrictions

Schedule 6.11

Permitted Investments

Schedule 6.12

Transactions with Affiliates

EXHIBIT B

Project Apple

Conditions Precedent

The availability and initial funding of the Term Loan Facility shall be subject to the satisfaction (or waiver) of solely the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibit A attached thereto.

1.	Each Loan Party shall have executed and delivered the Loan Documents to which it is a party and the Lender shall have received all other related instruments, documents, certificates and agreements executed or delivered pursuant thereto, including:

(a)	customary closing certificates, borrowing notices and legal opinions; and

(b)	a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of ARI in the form attached as Annex I hereto, certifying that ARI and the other Loan Parties, on a consolidated basis, after giving effect to the Transactions, are solvent.

2.	The Specified Acquisition Agreement Representations shall be true and correct in all material respects to the extent required by the Certain Funds Provision and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Material Adverse Effect” (as defined below) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

3.	The Loan Parties shall have completed (or, substantially concurrently with the credit extension hereunder will complete) the Acquisition in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendments, waivers, supplements or other modifications or consents by the Borrowers that are materially adverse to the interests of the Lender without the prior written consent of the Lender.

4.	Since January 1, 2015, no Company Material Adverse Effect shall have occurred that would excuse the Borrowers from their obligations to consummate the Acquisition under the Acquisition Agreement. “Company Material Adverse Effect” shall have the meaning ascribed thereto in the Acquisition Agreement.

5.	The Lender shall have received a copy of the Athene Purchase Agreement executed by the Loan Parties party thereto and such agreement shall not have been terminated on or prior to the Closing Date; provided, however, that if the Buyer Representative (as defined in the Athene Purchase Agreement) has terminated the Athene Purchase Agreement pursuant to Section 10.1(b)(i) of the Athene Purchase Agreement, this condition shall still be deemed to be satisfied.

Conditions

Exhibit B – Page 1

6.	All documents and instruments necessary to grant the Lender a perfected security interest (subject to liens permitted under the relevant Loan Documents) in the collateral under the Term Loan Facility shall have been delivered (including pledged collateral, with undated irrevocable transfer powers executed in blank).

7.	The Lender shall have received payment from the Borrowers of (i) all amounts due and payable under any Loan Document on or prior to the Closing Date, including all fees required to be paid under the Fee Letter and (ii) all expenses required to be paid pursuant to the Commitment Letter (which amounts may be offset against the proceeds of the Term Loan Facility) for which (in the case of expenses) invoices have been presented at least two business days prior to the Closing Date.

8.	The Lender shall have received all documentation and other information requested by the Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested in writing at least ten business days prior to the Closing Date.

Conditions

Exhibit B – Page 2

Annex I to Exhibit B

Form of Solvency Certificate

[●][●], 2016

This Solvency Certificate is being executed and delivered pursuant to that certain Loan Agreement, dated as of [●] [●], 2016, by and among Apollo Commercial Real Estate Finance, Inc. (“ARI”), Arrow Merger Sub, Inc. and Athene USA Corporation (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I,                 , the Chief Financial Officer of ARI, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of ARI and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of ARI pursuant to the Credit Agreement; and

2.	As of the date hereof and after giving effect to the Transactions, that (a) the fair value of the property of ARI and the other Loan Parties is greater than the total amount of liabilities, including contingent, subordinated, unmatured and unliquidated liabilities, of ARI and the other Loan Parties, taken as a whole on a consolidated basis, (b) the present fair salable value of the assets of ARI and the other Loan Parties is not less than the amount that will be required to pay the probable liability of ARI and the other Loan Parties, taken as a whole on a consolidated basis, on their debts as they become absolute and matured, (c) ARI and the other Loan Parties, taken as a whole on a consolidated basis, have not incurred, do not intend to incur, and do not believe that they will incur debts or liabilities (subordinated, contingent or otherwise) beyond their ability to pay such debts and liabilities as they become due (whether at maturity or otherwise), (d) ARI and the other Loan Parties, taken as a whole on a consolidated basis, will not have unreasonably small capital with which to conduct their business operations as contemplated to be conducted and (e) ARI and the other Loan Parties, taken as a whole on a consolidated basis, are not “insolvent” as such term is defined under any applicable laws relating to fraudulent transfers and conveyances, or any bankruptcy, insolvency, or similar laws in any jurisdiction where they are organized. For the purposes hereof, the amount of any contingent or unliquidated liabilities at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:

Name:	[●]

Title:	Chief Financial Officer